EXHIBIT 99.4
PART II

Item 8.	Financial Statements and Supplementary Data.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Caterpillar Inc.:

In our opinion, the accompanying consolidated statement of financial position and the related consolidated statements of results of operations, comprehensive income, changes in stockholders’ equity, and of cash flow, including pages 2 through 85, present fairly, in all material respects, the financial position of Caterpillar Inc. and its subsidiaries at December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2015 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management's Report on Internal Control over Financial Reporting (not presented herein) appearing under Item 8 in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015. Our responsibility is to express opinions on these financial statements and on the Company's internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As described in Note 1.B. to the consolidated financial statements, the Company changed the manner in which it accounts for pension and other postretirement benefit plans. As described in Note 1.K. to the consolidated financial statements, the Company changed its method of classifying deferred income taxes in the consolidated statement of financial position.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

Peoria, Illinois
February 16, 2016, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in accounting for pension and other postretirement benefit plans discussed in Note 1.B., the change in the method of classifying deferred income taxes discussed in Note 1.K., and the change in the composition of reportable segments discussed in Note 23, as to which the date is May 16, 2016.

STATEMENT 1	Caterpillar Inc.
Consolidated Results of Operations for the Years Ended December 31
(Dollars in millions except per share data)
	2015	2014	2013
Sales and revenues:
Sales of Machinery, Energy & Transportation	$44,147	$52,142	$52,694
Revenues of Financial Products	2,864	3,042	2,962
Total sales and revenues	47,011	55,184	55,656

Operating costs:
Cost of goods sold	33,546	40,718	38,432
Selling, general and administrative expenses	4,951	6,529	4,122
Research and development expenses	2,119	2,380	1,552
Interest expense of Financial Products	587	624	727
Other operating (income) expenses	2,023	1,619	953
Total operating costs	43,226	51,870	45,786

Operating profit	3,785	3,314	9,870

Interest expense excluding Financial Products	507	484	465
Other income (expense)	161	322	(34)

Consolidated profit before taxes	3,439	3,152	9,371

Provision (benefit) for income taxes	916	692	2,795
Profit of consolidated companies	2,523	2,460	6,576

Equity in profit (loss) of unconsolidated affiliated companies	—	8	(6)

Profit of consolidated and affiliated companies	2,523	2,468	6,570

Less: Profit (loss) attributable to noncontrolling interests	11	16	14

Profit [1]	$2,512	$2,452	$6,556

Profit per common share	$4.23	$3.97	$10.16

Profit per common share — diluted [2]	$4.18	$3.90	$9.95

Weighted-average common shares outstanding (millions)
- Basic	594.3	617.2	645.2
- Diluted [2]	601.3	628.9	658.6

Cash dividends declared per common share	$3.01	$2.70	$2.32

[1]	Profit attributable to common stockholders.

[2]	Diluted by assumed exercise of stock-based compensation awards, using the treasury stock method.

See accompanying notes to Consolidated Financial Statements.

STATEMENT 2		Caterpillar Inc.
Consolidated Comprehensive Income for the Years Ended December 31
(Millions of dollars)
	2015	2014	2013

Profit of consolidated and affiliated companies	$2,523	$2,468	$6,570
Other comprehensive income (loss), net of tax:
Foreign currency translation, net of tax (provision)/benefit of: 2015 - $(82); 2014 - $(78); 2013 - $57	(973)	(1,155)	(251)

Pension and other postretirement benefits:
Current year prior service credit (cost), net of tax (provision)/benefit of: 2015 - $5; 2014 - $(2); 2013 - $(2)	(3)	4	3
Amortization of prior service (credit) cost, net of tax (provision)/benefit of: 2015 - $18; 2014 - $13; 2013 - $19	(35)	(25)	(35)
Amortization of transition (asset) obligation, net of tax (provision)/benefit of: 2015 - $0; 2014 - $0; 2013 - $(1)	—	—	1

Derivative financial instruments:
Gains (losses) deferred, net of tax (provision)/benefit of: 2015 - $11; 2014 - $69; 2013 - $2	(19)	(118)	(4)
(Gains) losses reclassified to earnings, net of tax (provision)/benefit of: 2015 - $(51); 2014 - $(2); 2013 - $(25)	88	4	41

Available-for-sale securities:
Gains (losses) deferred, net of tax (provision)/benefit of: 2015 - $9; 2014 - $(12); 2013 - $(15)	(10)	24	29
(Gains) losses reclassified to earnings, net of tax (provision)/benefit of: 2015 - $20; 2014 - $11; 2013 - $6	(36)	(24)	(13)

Total other comprehensive income (loss), net of tax	(988)	(1,290)	(229)
Comprehensive income	1,535	1,178	6,341
Less: comprehensive income attributable to the noncontrolling interests	1	(16)	(17)
Comprehensive income attributable to stockholders	$1,536	$1,162	$6,324

See accompanying notes to Consolidated Financial Statements.

STATEMENT 3	Caterpillar Inc.
Consolidated Financial Position at December 31
(Dollars in millions)
	2015	2014
Assets
Current assets:
Cash and short-term investments	$6,460	$7,341
Receivables – trade and other	6,695	7,737
Receivables – finance	8,991	9,027
Prepaid expenses and other current assets	1,662	1,565
Inventories	9,700	12,205
Total current assets	33,508	37,875

Property, plant and equipment – net	16,090	16,577
Long-term receivables – trade and other	1,170	1,364
Long-term receivables – finance	13,651	14,644
Noncurrent deferred and refundable income taxes	2,489	2,303
Intangible assets	2,821	3,076
Goodwill	6,615	6,694
Other assets	1,998	1,965
Total assets	$78,342	$84,498

Liabilities
Current liabilities:
Short-term borrowings:
Machinery, Energy & Transportation	$9	$9
Financial Products	6,958	4,699
Accounts payable	5,023	6,515
Accrued expenses	3,116	3,548
Accrued wages, salaries and employee benefits	1,994	2,438
Customer advances	1,146	1,697
Dividends payable	448	424
Other current liabilities	1,671	1,692
Long-term debt due within one year:
Machinery, Energy & Transportation	517	510
Financial Products	5,360	6,281
Total current liabilities	26,242	27,813
Long-term debt due after one year:
Machinery, Energy & Transportation	8,960	9,445
Financial Products	16,209	18,251
Liability for postemployment benefits	8,843	8,963
Other liabilities	3,203	3,200
Total liabilities	63,457	67,672
Commitments and contingencies (Notes 21 and 22)
Stockholders’ equity
Common stock of $1.00 par value:
Authorized shares: 2,000,000,000 Issued shares: (2015 and 2014 – 814,894,624 shares) at paid-in amount	5,238	5,016
Treasury stock: (2015 – 232,572,734 shares; and 2014 - 208,728,065 shares) at cost	(17,640)	(15,726)
Profit employed in the business	29,246	28,515
Accumulated other comprehensive income (loss)	(2,035)	(1,059)
Noncontrolling interests	76	80
Total stockholders’ equity	14,885	16,826
Total liabilities and stockholders’ equity	$78,342	$84,498

See accompanying notes to Consolidated Financial Statements.

STATEMENT 4		Caterpillar Inc.
Changes in Consolidated Stockholders’ Equity for the Years Ended December 31
(Dollars in millions)
	Common stock	Treasury stock	Profit employed in the business	Accumulated other comprehensive income (loss)	Noncontrolling interests	Total
Balance at January 1, 2013	$4,481	$(10,074)	$22,662	$463	$50	$17,582
Profit of consolidated and affiliated companies	—	—	6,556	—	14	6,570
Foreign currency translation, net of tax	—	—	—	(254)	3	(251)
Pension and other postretirement benefits, net of tax	—	—	—	(31)	—	(31)
Derivative financial instruments, net of tax	—	—	—	37	—	37
Available-for-sale securities, net of tax	—	—	—	16	—	16
Change in ownership from noncontrolling interests	(6)	—	—	—	13	7
Dividends declared	—	—	(1,493)	—	—	(1,493)
Distribution to noncontrolling interests	—	—	—	—	(13)	(13)
Common shares issued from treasury stock for stock-based compensation: 6,258,692	(92)	220	—	—	—	128
Stock-based compensation expense	231	—	—	—	—	231
Net excess tax benefits from stock-based compensation	95	—	—	—	—	95
Common shares repurchased: 23,484,843 [1]	—	(2,000)	—	—	—	(2,000)
Balance at December 31, 2013	$4,709	$(11,854)	$27,725	$231	$67	$20,878
Profit of consolidated and affiliated companies	—	—	2,452	—	16	2,468
Foreign currency translation, net of tax	—	—	—	(1,155)	—	(1,155)
Pension and other postretirement benefits, net of tax	—	—	—	(21)	—	(21)
Derivative financial instruments, net of tax	—	—	—	(114)	—	(114)
Available-for-sale securities, net of tax	—	—	—	—	—	—
Change in ownership from noncontrolling interests	—	—	—	—	4	4
Dividends declared	—	—	(1,662)	—	—	(1,662)
Distribution to noncontrolling interests	—	—	—	—	(7)	(7)
Common shares issued from treasury stock for stock-based compensation: 10,106,542	(127)	366	—	—	—	239
Stock-based compensation expense	254	—	—	—	—	254
Net excess tax benefits from stock-based compensation	180	—	—	—	—	180
Common shares repurchased: 41,762,325 [1]	—	(4,238)	—	—	—	(4,238)
Balance at December 31, 2014	$5,016	$(15,726)	$28,515	$(1,059)	$80	$16,826

(Continued)

STATEMENT 4		Caterpillar Inc.
Changes in Consolidated Stockholders’ Equity for the Years Ended December 31
(Dollars in millions)
	Common stock	Treasury stock	Profit employed in the business	Accumulated other comprehensive income (loss)	Noncontrolling interests	Total
Balance at December 31, 2014	$5,016	$(15,726)	$28,515	$(1,059)	$80	$16,826
Profit of consolidated and affiliated companies	—	—	2,512	—	11	2,523
Foreign currency translation, net of tax	—	—	—	(961)	(12)	(973)
Pension and other postretirement benefits, net of tax	—	—	—	(38)	—	(38)
Derivative financial instruments, net of tax	—	—	—	69	—	69
Available-for-sale securities, net of tax	—	—	—	(46)	—	(46)
Dividends declared	—	—	(1,781)	—	—	(1,781)
Distribution to noncontrolling interests	—	—	—	—	(7)	(7)
Common shares issued from treasury stock for stock-based compensation: 2,931,595	(78)	111	—	—	—	33
Stock-based compensation expense	283	—	—	—	—	283
Net excess tax benefits from stock-based compensation	10	—	—	—	—	10
Common shares repurchased: 25,841,608 [1]	—	(2,025)	—	—	—	(2,025)
Other	7	—	—	—	4	11
Balance at December 31, 2015	$5,238	$(17,640)	$29,246	$(2,035)	$76	$14,885

[1]	See Note 16 regarding shares repurchased.

See accompanying notes to Consolidated Financial Statements.

STATEMENT 5		Caterpillar Inc.
Consolidated Statement of Cash Flow for the Years Ended December 31
(Millions of dollars)
	2015	2014	2013
Cash flow from operating activities:
Profit of consolidated and affiliated companies	$2,523	$2,468	$6,570
Adjustments for non-cash items:
Depreciation and amortization	3,046	3,163	3,087
Provision (benefit) for deferred income taxes	(307)	(954)	1,550
Actuarial (gain) loss on pension and postretirement benefits	179	2,624	(3,441)
Other	453	470	481
Changes in assets and liabilities, net of acquisitions and divestitures:
Receivables – trade and other	764	163	835
Inventories	2,274	101	2,658
Accounts payable	(1,165)	222	134
Accrued expenses	(199)	(10)	(108)
Accrued wages, salaries and employee benefits	(389)	901	(279)
Customer advances	(501)	(593)	(301)
Other assets – net	143	(139)	(112)
Other liabilities – net	(146)	(359)	(883)
Net cash provided by (used for) operating activities	6,675	8,057	10,191

Cash flow from investing activities:
Capital expenditures – excluding equipment leased to others	(1,388)	(1,539)	(2,522)
Expenditures for equipment leased to others	(1,873)	(1,840)	(1,924)
Proceeds from disposals of leased assets and property, plant and equipment	760	904	844
Additions to finance receivables	(9,929)	(11,278)	(11,422)
Collections of finance receivables	9,247	9,841	9,567
Proceeds from sale of finance receivables	136	177	220
Investments and acquisitions (net of cash acquired)	(400)	(30)	(195)
Proceeds from sale of businesses and investments (net of cash sold)	178	199	365
Proceeds from sale of securities	351	810	449
Investments in securities	(485)	(825)	(402)
Other – net	(114)	(46)	(26)
Net cash provided by (used for) investing activities	(3,517)	(3,627)	(5,046)

Cash flow from financing activities:
Dividends paid	(1,757)	(1,620)	(1,111)
Distribution to noncontrolling interests	(7)	(7)	(13)
Contribution from noncontrolling interests	—	4	—
Common stock issued, including treasury shares reissued	33	239	128
Treasury shares purchased	(2,025)	(4,238)	(2,000)
Excess tax benefit from stock-based compensation	24	182	96
Proceeds from debt issued (original maturities greater than three months):
- Machinery, Energy & Transportation	3	1,994	195
- Financial Products	5,129	8,655	9,133
Payments on debt (original maturities greater than three months):
- Machinery, Energy & Transportation	(517)	(785)	(1,769)
- Financial Products	(7,775)	(8,463)	(9,101)
Short-term borrowings – net (original maturities three months or less)	3,022	1,043	(69)
Net cash provided by (used for) financing activities	(3,870)	(2,996)	(4,511)
Effect of exchange rate changes on cash	(169)	(174)	(43)
Increase (decrease) in cash and short-term investments	(881)	1,260	591
Cash and short-term investments at beginning of period	7,341	6,081	5,490
Cash and short-term investments at end of period	$6,460	$7,341	$6,081
All short-term investments, which consist primarily of highly liquid investments with original maturities of three months or less, are considered to be cash equivalents.

See accompanying notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Operations and summary of significant accounting policies

A.	Nature of operations

Information in our financial statements and related commentary are presented in the following categories:

Machinery, Energy & Transportation – Represents the aggregate total of Construction Industries, Resource Industries, Energy & Transportation and All Other operating segments and related corporate items and eliminations.

Financial Products – Primarily includes the company’s Financial Products Segment.  This category includes Caterpillar Financial Services Corporation (Cat Financial), Caterpillar Financial Insurance Services (Insurance Services) and their respective subsidiaries.

Our products are sold primarily under the brands “Caterpillar,” “CAT,” design versions of “CAT” and “Caterpillar,” “Electro-Motive,” “FG Wilson,” “MaK,” “MWM,” “Perkins,” “Progress Rail,” “SEM” and “Solar Turbines”.

We conduct operations in our Machinery, Energy & Transportation lines of business under highly competitive conditions, including intense price competition. We place great emphasis on the high quality and performance of our products and our dealers’ service support. Although no one competitor is believed to produce all of the same types of equipment that we do, there are numerous companies, large and small, which compete with us in the sale of each of our products.

Our machines are distributed principally through a worldwide organization of dealers (dealer network), 48 located in the United States and 127 located outside the United States, serving 182 countries and operating 3,593 places of business, including 1,274 dealer rental outlets.  Reciprocating engines are sold principally through the dealer network and to other manufacturers for use in products. Some of the reciprocating engines manufactured by our subsidiary Perkins Engines Company Limited, are also sold through its worldwide network of 97 distributors covering 180 countries. The FG Wilson branded electric power generation systems manufactured by our subsidiary Caterpillar Northern Ireland Limited are sold through its worldwide network of 290 distributors located in 145 countries.  Some of the large, medium speed reciprocating engines are also sold under the MaK brand through a worldwide network of 19 distributors located in 130 countries.  Our dealers do not deal exclusively with our products; however, in most cases sales and servicing of our products are the dealers’ principal business. Some products, primarily turbines and locomotives, are sold directly to end customers through sales forces employed by the company. At times, these employees are assisted by independent sales representatives.

The Financial Products line of business also conducts operations under highly competitive conditions. Financing for users of Caterpillar products is available through a variety of competitive sources, principally commercial banks and finance and leasing companies. We offer various financing plans designed to increase the opportunity for sales of our products and generate financing income for our company. A significant portion of Financial Products activity is conducted in North America, with additional offices in Latin America, Europe and Asia/Pacific.

B.	Basis of presentation and change in accounting principle

The consolidated financial statements include the accounts of Caterpillar Inc. and its subsidiaries where we have a controlling financial interest.

Investments in companies where our ownership exceeds 20 percent and we do not have a controlling interest or where the ownership is less than 20 percent and for which we have a significant influence are accounted for by the equity method.  See Note 9 for further discussion.

We consolidate all variable interest entities (VIEs) where Caterpillar Inc. is the primary beneficiary.  For VIEs, we assess whether we are the primary beneficiary as prescribed by the accounting guidance on the consolidation of VIEs.  The primary beneficiary of a VIE is the party that has both the power to direct the activities that most significantly impact the entity’s economic performance and the obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE. See Note 21 for further discussion on a consolidated VIE.

We have affiliates, suppliers and dealers that are VIEs of which we are not the primary beneficiary. Although we have provided financial support, we do not have the power to direct the activities that most significantly impact the economic performance of each entity.

Our maximum exposure to loss from VIEs for which we are not the primary beneficiary was as follows:

	December 31,
(Millions of dollars)	2015	2014
Receivables - trade and other	$19	$36
Receivables - finance	466	216
Long-term receivables - finance	62	285
Investments in unconsolidated affiliated companies	35	83
Guarantees	175	129
Total	$757	$749

Shipping and handling costs are included in Cost of goods sold in Statement 1.  Other operating (income) expenses primarily include Cat Financial’s depreciation of equipment leased to others, Insurance Services’ underwriting expenses, gains (losses) on disposal of long-lived assets and business divestitures, long-lived asset impairment charges, legal settlements and accruals, employee separation charges and benefit plan curtailment gains (losses).

Prepaid expenses and other current assets in Statement 3 include prepaid rent, prepaid insurance, prepaid and refundable income tax, assets held for sale, core to be returned for remanufacturing, restricted cash and other short-term investments, and other prepaid items.

Certain amounts for prior years have been reclassified to conform with the current-year financial statement presentation.

Change in Accounting Principle

Effective January 1, 2016, we changed our accounting principle for recognizing actuarial gains and losses and expected returns on plan assets for our defined benefit pension and other postretirement benefit plans. Prior to 2016, actuarial gains and losses were recognized as a component of Accumulated other comprehensive income (loss) and were generally amortized into earnings in future periods. Under the new principle, actuarial gains and losses will be immediately recognized through net benefit cost upon the annual remeasurement in the fourth quarter, or on an interim basis as triggering events warrant remeasurement. In addition, we have changed our policy for recognizing the expected returns on plan assets from a market-related value method (based on a three-year smoothing of asset returns) to a fair value method. We believe these changes are preferable as they accelerate the recognition of changes in fair value of plan assets and actuarial gains and losses in our Consolidated Statement of Results of Operations, provide greater transparency of our economic obligations in accounting results and better align with the fair value principles by recognizing the effects of economic and interest rate changes on pension and other postretirement benefit assets and liabilities in the year in which the gains and losses are incurred. These changes have been applied retrospectively to prior years. As of January 1, 2013, the cumulative effect of the change resulted in a decrease of $6.9 billion in Profit employed in the business and a corresponding increase of $6.9 billion in Accumulated other comprehensive income (loss), both net of tax of $3.8 billion.

Following are the impacts to financial statement line items as a result of the change in accounting principle for the periods presented in the accompanying consolidated financial statements:

Consolidated Statement of Results of Operations for the Years Ended December 31
(Dollars in millions except per share data)	2015
	Recast	Previously Reported	Effect of Accounting Change
Cost of goods sold	$33,546	$33,742	$(196)
Selling, general and administrative expenses	$4,951	$5,199	$(248)
Research and development expenses	$2,119	$2,165	$(46)
Other operating (income) expenses	$2,023	$2,062	$(39)
Total operating costs	$43,226	$43,755	$(529)
Operating profit	$3,785	$3,256	$529
Other income (expense)	$161	$106	$55
Consolidated profit before taxes	$3,439	$2,855	$584
Provision (benefit) for income taxes	$916	$742	$174
Profit of consolidated companies	$2,523	$2,113	$410
Profit of consolidated and affiliated companies	$2,523	$2,113	$410
Profit	$2,512	$2,102	$410
Profit per common share	$4.23	$3.54	$0.69
Profit per common share - diluted	$4.18	$3.50	$0.68

	2014
	Recast	Previously Reported	Effect of Accounting Change
Cost of goods sold	$40,718	$39,767	$951
Selling, general and administrative expenses	$6,529	$5,697	$832
Research and development expenses	$2,380	$2,135	$245
Other operating (income) expenses	$1,619	$1,633	$(14)
Total operating costs	$51,870	$49,856	$2,014
Operating profit	$3,314	$5,328	$(2,014)
Other income (expense)	$322	$239	$83
Consolidated profit before taxes	$3,152	$5,083	$(1,931)
Provision (benefit) for income taxes	$692	$1,380	$(688)
Profit of consolidated companies	$2,460	$3,703	$(1,243)
Profit of consolidated and affiliated companies	$2,468	$3,711	$(1,243)
Profit	$2,452	$3,695	$(1,243)
Profit per common share	$3.97	$5.99	$(2.02)
Profit per common share - diluted	$3.90	$5.88	$(1.98)

	2013
	Recast	Previously Reported	Effect of Accounting Change
Cost of goods sold	$38,432	$40,727	$(2,295)
Selling, general and administrative expenses	$4,122	$5,547	$(1,425)
Research and development expenses	$1,552	$2,046	$(494)
Other operating (income) expenses	$953	$981	$(28)
Total operating costs	$45,786	$50,028	$(4,242)
Operating profit	$9,870	$5,628	$4,242
Other income (expense)	$(34)	$(35)	$1
Consolidated profit before taxes	$9,371	$5,128	$4,243
Provision (benefit) for income taxes	$2,795	$1,319	$1,476
Profit of consolidated companies	$6,576	$3,809	$2,767
Profit of consolidated and affiliated companies	$6,570	$3,803	$2,767
Profit	$6,556	$3,789	$2,767
Profit per common share	$10.16	$5.87	$4.29
Profit per common share - diluted	$9.95	$5.75	$4.20

Consolidated Statement of Comprehensive Income for the Years Ended December 31
(Dollars in millions)	2015
	Recast	Previously Reported	Effect of Accounting Change

Profit of consolidated and affiliated companies	$2,523	$2,113	$410
Foreign currency translation, net of tax	$(973)	$(977)	$4
Pension and other postretirement benefits:
Current year actuarial gain (loss), net of tax	$—	$(10)	$10
Amortization of actuarial (gain) loss, net of tax	$—	$424	$(424)
Total other comprehensive income (loss), net of tax	$(988)	$(578)	$(410)

	2014
	Recast	Previously Reported	Effect of Accounting Change
Profit of consolidated and affiliated companies	$2,468	$3,711	$(1,243)
Foreign currency translation, net of tax	$(1,155)	$(1,164)	$9
Pension and other postretirement benefits:
Current year actuarial gain (loss), net of tax	$—	$(1,578)	$1,578
Amortization of actuarial (gain) loss, net of tax	$—	$344	$(344)
Total other comprehensive income (loss), net of tax	$(1,290)	$(2,533)	$1,243

	2013
	Recast	Previously Reported	Effect of Accounting Change
Profit of consolidated and affiliated companies	$6,570	$3,803	$2,767
Foreign currency translation, net of tax	$(251)	$(277)	$26
Pension and other postretirement benefits:
Current year actuarial gain (loss), net of tax	$—	$2,277	$(2,277)
Amortization of actuarial (gain) loss, net of tax	$—	$516	$(516)
Total other comprehensive income (loss), net of tax	$(229)	$2,538	$(2,767)

Consolidated Statement of Financial Position at December 31
(Dollars in millions)	2015			2014
	Recast	Previously Reported	Effect of Accounting Change	Recast	Previously Reported	Effect of Accounting Change
Profit employed in the business	$29,246	$34,208	$(4,962)	$28,515	$33,887	$(5,372)
Accumulated other comprehensive income (loss)	$(2,035)	$(6,997)	$4,962	$(1,059)	$(6,431)	$5,372

Consolidated Statement of Changes in Stockholders' Equity for the Years Ended December 31
(Dollars in millions)	2015
	Recast	Previously Reported	Effect of Accounting Change
Profit of consolidated and affiliated companies	$2,523	$2,113	$410
Foreign currency translation, net of tax	$(973)	$(977)	$4
Pension and other postretirement benefits, net of tax	$(38)	$376	$(414)

	2014
	Recast	Previously Reported	Effect of Accounting Change
Profit of consolidated and affiliated companies	$2,468	$3,711	$(1,243)
Foreign currency translation, net of tax	$(1,155)	$(1,164)	$9
Pension and other postretirement benefits, net of tax	$(21)	$(1,255)	$1,234

	2013
	Recast	Previously Reported	Effect of Accounting Change
Profit of consolidated and affiliated companies	$6,570	$3,803	$2,767
Foreign currency translation, net of tax	$(251)	$(277)	$26
Pension and other postretirement benefits, net of tax	$(31)	$2,762	$(2,793)

Consolidated Statement of Cash Flow for the Years Ended December 31
(Millions of dollars)	2015
Cash flow from operating activities:	Recast	Previously Reported	Effect of Accounting Change
Profit of consolidated and affiliated companies	$2,523	$2,113	$410
Adjustments for non-cash items:
Provision (benefit) for deferred income taxes	$(307)	$—	$(307)
Actuarial (gain) loss on pension and postretirement benefits	$179	$—	$179
Other	$453	$508	$(55)
Changes in assets and liabilities, net of acquisitions and divestitures:
Other assets – net	$143	$(220)	$363
Other liabilities – net	$(146)	$444	$(590)

	2014
Cash flow from operating activities:	Recast	Previously Reported	Effect of Accounting Change
Profit of consolidated and affiliated companies	$2,468	$3,711	$(1,243)
Adjustments for non-cash items:
Provision (benefit) for deferred income taxes	$(954)	$—	$(954)
Actuarial (gain) loss on pension and postretirement benefits	$2,624	$—	$2,624
Other	$470	$553	$(83)
Changes in assets and liabilities, net of acquisitions and divestitures:
Other assets – net	$(139)	$(300)	$161
Other liabilities – net	$(359)	$146	$(505)

	2013
Cash flow from operating activities:	Recast	Previously Reported	Effect of Accounting Change
Profit of consolidated and affiliated companies	$6,570	$3,803	$2,767
Adjustments for non-cash items:
Provision (benefit) for deferred income taxes	$1,550	$—	$1,550
Actuarial (gain) loss on pension and postretirement benefits	$(3,441)	$—	$(3,441)
Other	$481	$482	$(1)
Changes in assets and liabilities, net of acquisitions and divestitures:
Other assets – net	$(112)	$(49)	$(63)
Other liabilities – net	$(883)	$(71)	$(812)

The above tables include changes resulting from reclassifications between financial statement line items.

C.	Sales and revenue recognition

Sales of Machinery, Energy & Transportation are recognized and earned when all the following criteria are satisfied:  (a) persuasive evidence of a sales arrangement exists; (b) price is fixed and determinable; (c) collectibility is reasonably assured; and (d) delivery has occurred.  Persuasive evidence of an arrangement and a fixed or determinable price exist once we receive an order or contract from a customer or independently owned and operated dealer.  We assess collectibility at the time of the sale and if collectibility is not reasonably assured, the sale is deferred and not recognized until collectibility is probable or payment is received.  Typically, where product is produced and sold in the same country, title and risk of ownership transfer when the product is shipped.  Products that are exported from a country for sale typically pass title and risk of ownership at the border of the destination country.

Sales of certain turbine machinery units, draglines and long wall roof supports are recognized under accounting for construction-type contracts, primarily using the percentage-of-completion method.  Revenue is recognized based upon progress towards completion, which is estimated and continually updated over the course of construction.  We provide for any loss that we expect to incur on these contracts when that loss is probable.

Our remanufacturing operations are primarily focused on the remanufacture of Cat engines and components and rail related products.  In this business, used engines and related components (core) are inspected, cleaned and remanufactured.  In connection with the sale of most of our remanufactured product, we collect a deposit from the dealer that is repaid if the dealer returns an acceptable core within a specified time period.  Caterpillar owns and has title to the cores when they are returned from dealers.  The rebuilt engine or component (the core plus any new content) is then sold as a remanufactured product to dealers and customers.  Revenue is recognized pursuant to the same criteria as Machinery, Energy & Transportation sales noted above (title to the entire remanufactured product passes to the dealer upon sale).  At the time of sale, the deposit is recognized in Other current liabilities in Statement 3.  In addition, the core to be returned is recognized as an asset in Prepaid expenses and other current assets in Statement 3 at the estimated replacement cost (based on historical experience with useable cores).  Upon receipt of an acceptable core, we repay the deposit and relieve the liability.  The returned core is then included in inventory.  In the event that the deposit is forfeited (i.e. upon failure by the dealer to return an acceptable core in the specified time period), we recognize the core deposit and the cost of the core in Sales and Cost of goods sold, respectively.

No right of return exists on sales of equipment.  Replacement part returns are estimable and accrued at the time a sale is recognized.

We provide discounts to dealers through merchandising programs.  We have numerous programs that are designed to promote the sale of our products.  The most common dealer programs provide a discount when the dealer sells a product to a targeted end user.  The cost of these discounts is estimated based on historical experience and known changes in merchandising programs and is reported as a reduction to sales when the product sale is recognized.

Our standard dealer invoice terms are established by marketing region. Our invoice terms for end-user customer sales are established by the responsible business unit. When a sale is made to a dealer, the dealer is responsible for payment even if the product is not sold to an end customer. Dealers and customers must make payment within the established invoice terms to avoid potential interest costs. Interest at or above prevailing market rates may be charged on any past due balance, and generally our practice is to not forgive this interest. In 2015, 2014 and 2013 terms were extended to not more than one year for $635 million, $624 million and $706 million of receivables, respectively, which represent approximately 1 percent of consolidated sales.

We establish a bad debt allowance for Machinery, Energy & Transportation receivables when it becomes probable that the receivable will not be collected.  Our allowance for bad debts is not significant.

Revenues of Financial Products are generated primarily from finance revenue on finance receivables and rental payments on operating leases. Finance revenue is recorded over the life of the related finance receivable using the interest method, including the accretion of certain direct origination costs that are deferred. Revenue from rental payments received on operating leases is recognized on a straight-line basis over the term of the lease.

Recognition of finance revenue and rental revenue is suspended and the account is placed on non-accrual status when management determines that collection of future income is not probable (generally after 120 days past due). Recognition is resumed, and previously suspended income is recognized, when the account becomes current and collection of remaining amounts is considered probable. See Note 6 for more information.

Sales and revenues are presented net of sales and other related taxes.

D.	Inventories

Inventories are stated at the lower of cost or market. Cost is principally determined using the last-in, first-out (LIFO) method. The value of inventories on the LIFO basis represented about 60 percent of total inventories at December 31, 2015 and 2014.

If the FIFO (first-in, first-out) method had been in use, inventories would have been $2,498 million and $2,430 million higher than reported at December 31, 2015 and 2014, respectively.

E.	Depreciation and amortization

Depreciation of plant and equipment is computed principally using accelerated methods. Depreciation on equipment leased to others, primarily for Financial Products, is computed using the straight-line method over the term of the lease. The depreciable basis is the original cost of the equipment less the estimated residual value of the equipment at the end of the lease term. In 2015, 2014 and 2013, Cat Financial depreciation on equipment leased to others was $836 million, $872 million and $768 million, respectively, and was included in Other operating (income) expenses in Statement 1. In 2015, 2014 and 2013, consolidated depreciation expense was $2,705 million, $2,795 million and $2,710 million, respectively. Amortization of purchased finite-lived intangibles is computed principally using the straight-line method, generally not to exceed a period of 20 years.

F.	Foreign currency translation

The functional currency for most of our Machinery, Energy & Transportation consolidated companies is the U.S. dollar. The functional currency for most of our Financial Products and affiliates accounted for under the equity method is the respective local currency.  Gains and losses resulting from the remeasurement of foreign currency amounts to the functional currency are included in Other income (expense) in Statement 1. Gains and losses resulting from translating assets and liabilities from the functional currency to U.S. dollars are included in Accumulated other comprehensive income (loss) in Statement 3.

G.	Derivative financial instruments

Our earnings and cash flow are subject to fluctuations due to changes in foreign currency exchange rates, interest rates and commodity prices.  Our Risk Management Policy (policy) allows for the use of derivative financial instruments to prudently manage foreign currency exchange rate, interest rate and commodity price exposures. Our policy specifies that derivatives are not to be used for speculative purposes. Derivatives that we use are primarily foreign currency forward, option, and cross currency contracts, interest rate swaps, and commodity forward and option contracts. All derivatives are recorded at fair value.  See Note 3 for more information.

H.	Income taxes

The provision for income taxes is determined using the asset and liability approach taking into account guidance related to uncertain tax positions.  Tax laws require items to be included in tax filings at different times than the items are reflected in the financial statements.  A current liability is recognized for the estimated taxes payable for the current year.  Deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid.  Deferred taxes are adjusted for enacted changes in tax rates and tax laws.  Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.

I.	Goodwill

For acquisitions accounted for as a business combination, goodwill represents the excess of the cost over the fair value of the net assets acquired.  We are required to test goodwill for impairment, at the reporting unit level, annually and when events or circumstances indicate the fair value of a reporting unit may be below its carrying value.  A reporting unit is an operating segment or one level below an operating segment (referred to as a component) to which goodwill is assigned when initially recorded. We assign goodwill to reporting units based on our integration plans and the expected synergies resulting from the acquisition.  Because Caterpillar is a highly integrated company, the businesses we acquire are sometimes combined with or integrated into existing reporting units.  When changes occur in the composition of our operating segments or reporting units, goodwill is reassigned to the affected reporting units based on their relative fair values.

We test goodwill for impairment annually and whenever events or circumstances make it more likely than not that an impairment may have occurred.  We perform our annual goodwill impairment test as of October 1 and monitor for interim triggering events on an ongoing basis.  Goodwill is reviewed for impairment utilizing either a qualitative assessment or a two-step process.  We have an option to make a qualitative assessment of a reporting unit’s goodwill for impairment.  If we choose to perform a qualitative assessment and determine the fair value more likely than not exceeds the carrying value, no further evaluation is necessary.  For reporting units where we perform the two-step process, the first step requires us to compare the fair value of each reporting unit, which we primarily determine using an income approach based on the present value of discounted cash flows, to the respective carrying value, which includes goodwill.  If the fair value of the reporting unit exceeds its carrying value, the goodwill is not considered impaired.  If the carrying value is higher than the fair value, there is an indication that an impairment may exist and the second step is required.  In step two, the implied fair value of goodwill is calculated as the excess of the fair value of a reporting unit over the fair values assigned to its assets and liabilities.  If the implied fair value of goodwill is less than the carrying value of the reporting unit’s goodwill, the difference is recognized as an impairment loss.  See Note 10 for further details.

J.	Estimates in financial statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts. The more significant estimates include: residual values for leased assets, fair values for goodwill impairment tests, impairment of available-for-sale securities, warranty liability, stock-based compensation and reserves for product liability and insurance losses, postretirement benefits, post-sale discounts, credit losses and income taxes.

K.	New accounting guidance

Reporting discontinued operations and disclosures of disposals of components of an entity - In April 2014, the Financial Accounting Standards Board (FASB) issued accounting guidance for determining which disposals can be presented as discontinued operations and modifies related disclosure requirements. The guidance defines a discontinued operation as a disposal of a component or group of components that is disposed of or is classified as held for sale and represents a strategic shift that has (or will have) a major effect on an entity's operations and financial results. This guidance was effective January 1, 2015 and did not have a material impact on our financial statements.

Revenue recognition - In May 2014, the FASB issued new revenue recognition guidance to provide a single, comprehensive revenue recognition model for all contracts with customers. Under the new guidance, an entity will recognize revenue to depict the transfer of promised goods or services to customers at an amount that the entity expects to be entitled to in exchange for those goods or services. A five step model has been introduced for an entity to apply when recognizing revenue. The new guidance also includes enhanced disclosure requirements, and is effective January 1, 2018, with early adoption permitted for January 1, 2017. Entities have the option to apply the new guidance under a retrospective approach to each prior reporting period presented, or a modified retrospective approach with the cumulative effect of initially applying the new guidance recognized at the date of initial application within the Consolidated Statement of Changes in Stockholders' Equity. We are in the process of evaluating the application and implementation of the new guidance.

Variable interest entities (VIE) - In February 2015, the FASB issued accounting guidance on the consolidation of VIEs. The new guidance revises previous guidance by establishing an analysis for determining whether a limited partnership or similar entity is a VIE and whether outsourced decision-maker fees are considered variable interests. In addition, the new guidance revises how a reporting entity evaluates economics and related parties when assessing who should consolidate a VIE. The guidance was effective January 1, 2016 and did not have a material impact on our financial statements.

Presentation of debt issuance costs - In April 2015, the FASB issued accounting guidance which requires debt issuance costs to be presented in the balance sheet as a direct deduction from the carrying value of the associated debt liability. Prior to the issuance of the new guidance, debt issuance costs were required to be presented in the balance sheet as an asset. The guidance was effective January 1, 2016 and was applied retrospectively. The adoption did not have a material impact on our financial statements.

Fair value disclosures for investments in certain entities that calculate net asset value per share - In May 2015, the FASB issued accounting guidance which removes the requirement to categorize within the fair value hierarchy investments measured at net asset value (or its equivalent) as a practical expedient for fair value. The new guidance requires that the amount of these investments continue to be disclosed to reconcile the fair value hierarchy disclosure to the balance sheet. The guidance was effective January 1, 2016 and was applied retrospectively. The adoption did not have a material impact on our financial statements.

Simplifying the measurement of inventory - In July 2015, the FASB issued accounting guidance which requires that inventory be measured at the lower of cost or net realizable value. Prior to the issuance of the new guidance, inventory was measured at the lower of cost or market. Replacing the concept of market with the single measurement of net realizable value is intended to create efficiencies for preparers. Inventory measured using the last-in, first-out (LIFO) method and the retail inventory method are not impacted by the new guidance. The guidance is effective January 1, 2017. We do not expect the adoption to have a material impact on our financial statements.

Simplifying the accounting for measurement-period adjustments - In September 2015, the FASB issued accounting guidance which eliminates the requirement for an acquirer in a business combination to restate prior period financial statements for measurement period adjustments. An acquirer in a business combination is required to report provisional amounts when measurements are incomplete at the end of the reporting period covering the business combination. Prior to the issuance of the new guidance, an acquirer was required to adjust such provisional amounts by restating prior period financial statements. Under the new guidance, the acquirer will recognize the measurement-period adjustment in the period the adjustment is determined. The guidance was effective January 1, 2016 and was applied prospectively. The adoption did not have a material impact on our financial statements.

Balance sheet classification of deferred taxes - In November 2015, the FASB issued accounting guidance that requires all deferred tax assets and liabilities, along with any related valuation allowance, to be classified as noncurrent on the Consolidated Statement of Financial Position. Previous guidance required the deferred taxes for each jurisdiction to be presented as a net current asset or liability and net noncurrent asset or liability. As a result of the new guidance, each jurisdiction will now only have one net noncurrent deferred tax asset or liability. The new guidance does not change the existing requirement that only permits offsetting deferred tax assets and liabilities within a single jurisdiction. We had the option to apply the new guidance prospectively or retrospectively. The new guidance is effective January 1, 2017, with early adoption permitted. We adopted the new guidance effective January 1, 2016 and applied it retrospectively. The adoption resulted in the reclassification of current deferred tax assets and liabilities to noncurrent assets and liabilities on Statement 3. At December 31, 2015, Deferred and refundable income taxes were reduced by $910 million (the remaining balance of $616 million was reclassified to Prepaid expenses and other current assets), Noncurrent deferred and refundable income taxes were increased by $835 million, Other current liabilities were reduced by $59 million and Other liabilities were reduced by $16 million. At December 31, 2014, Deferred and refundable income taxes were reduced by $992 million (the remaining balance of $747 million was reclassified to Prepaid expenses and other current assets), Noncurrent deferred and refundable income taxes were increased by $899 million, Other current liabilities were reduced by $62 million and Other liabilities were reduced by $31 million.

Recognition and measurement of financial assets and financial liabilities - In January 2016, the FASB issued accounting guidance that affects the accounting for equity investments, financial liabilities accounted for under the fair value option and the presentation and disclosure requirements for financial instruments. Under the new guidance, all equity investments in unconsolidated entities (other than those accounted for using the equity method of accounting) will generally be measured at fair value through earnings. There will no longer be an available-for-sale classification for equity securities with readily determinable fair values. For financial liabilities when the fair value option has been elected, changes in fair value due to instrument-specific credit risk will be recognized separately in other comprehensive income. In addition, the FASB clarified guidance related to the valuation allowance assessment when recognizing deferred tax assets resulting from unrealized losses on available-for-sale debt securities. The new guidance is effective January 1, 2018, with the cumulative effect adjustment from initially applying the new guidance recognized in the Statement of Financial Position as of the beginning of the year of adoption. The impact from adoption on our financial statements will be based on changes in the fair value of our available-for-sale equity securities subsequent to January 1, 2018, which will be recorded through earnings.

2.	Stock-based compensation

Our stock-based compensation plans primarily provide for the granting of stock options, stock-settled stock appreciation rights (SARs), restricted stock units (RSUs) and performance-based restricted stock units (PRSUs) to Officers and other key employees, as well as non-employee Directors. Stock options permit a holder to buy Caterpillar stock at the stock’s price when the option was granted. SARs permit a holder the right to receive the value in shares of the appreciation in Caterpillar stock that occurred from the date the right was granted up to the date of exercise.  RSUs are agreements to issue shares of Caterpillar stock at the time of vesting. PRSUs are similar to RSUs and include performance conditions in the vesting terms of the award.

Our long-standing practices and policies specify all stock-based compensation awards are approved by the Compensation Committee (the Committee) of the Board of Directors on the date of grant.  The stock-based award approval process specifies the number of awards granted, the terms of the award and the grant date.  The same terms and conditions are consistently applied to all employee grants, including Officers. The Committee approves all individual Officer grants.  The number of stock-based compensation awards included in an individual’s award is determined based on the methodology approved by the Committee.  The exercise price methodology approved by the Committee is the closing price of the Company stock on the date of the grant. The 2013 and 2014 grants were issued under the Caterpillar Inc. 2006 Long-Term Incentive Plan (approved by stockholders in June of 2006). In June of 2014, stockholders approved the Caterpillar Inc. 2014 Long-Term Incentive Plan under which all new stock-based compensation awards are granted.

Common stock issued from Treasury stock under the plans totaled 2,931,595 for 2015, 10,106,542 for 2014 and 6,258,692 for 2013. The total number of shares authorized for equity awards under the Caterpillar Inc. 2014 Long-Term Incentive Plan is 38,800,000, of which 25,503,631 shares remained available for issuance as of December 31, 2015.

Awards granted prior to 2015 generally vest three years after the date of grant (cliff vesting).  The awards granted in 2015 generally vest according to a three-year graded vesting schedule. One-third of the award will become vested on the first anniversary of the grant date, one-third of the award will become vested on the second anniversary of the grant date and one-third of the award will become vested on the third anniversary of the grant date. Beginning in 2015, PRSUs were granted. PRSUs generally have a three-year performance period and vest upon achievement of performance targets established at the time of grant.

At grant, SARs and option awards have a term life of ten years.  Upon separation from service, if the participant is 55 years of age or older with more than five years of service, the participant meets the criteria for a “Long Service Separation”.  If the “Long Service Separation” criteria are met, the vested options/SARs will have a life that is the lesser of ten years from the original grant date or five years from the separation date.

Prior to 2015, our stock-based compensation award terms allowed for the immediate vesting upon separation for employees who met the criteria for a "Long Service Separation" and fulfilled a requisite service period of six months.  For these employees, compensation expense was recognized over the period from the grant date to the end date of the six-month requisite service period. Award terms for the 2015 grant allowed for the immediate vesting upon separation for employees who met the criteria for a "Long Service Separation" with no requisite service period. For these employees, compensation expense for the 2015 grant was recognized immediately on the grant date. For employees who become eligible for immediate vesting under a "Long Service Separation" subsequent to the grant date and prior to the completion of the vesting period, compensation expense is recognized over the period from grant date to the date eligibility is achieved.

Accounting guidance on share-based payments requires companies to estimate the fair value of options/SARs on the date of grant using an option-pricing model.  The fair value of our option/SAR grants was estimated using a lattice-based option-pricing model.  The lattice-based option-pricing model considers a range of assumptions related to volatility, risk-free interest rate and historical employee behavior.  Expected volatility was based on historical Caterpillar stock price movement and current implied volatilities from traded options on Caterpillar stock. The risk-free rate was based on U.S. Treasury security yields at the time of grant.  The weighted-average dividend yield was based on historical information.  The expected life was determined from the lattice-based model. The lattice-based model incorporated exercise and post vesting forfeiture assumptions based on analysis of historical data. The following table provides the assumptions used in determining the fair value of the stock-based awards for the years ended December 31, 2015, 2014 and 2013, respectively.

	Grant Year
	2015	2014	2013
Weighted-average dividend yield	2.3%	2.2%	2.1%
Weighted-average volatility	28.4%	28.2%	30.6%
Range of volatilities	19.9-35.9%	18.4-36.2%	23.4-40.6%
Range of risk-free interest rates	0.22-2.08%	0.12-2.60%	0.16-1.88%
Weighted-average expected lives	8 years	8 years	8 years

The fair value of RSU and PRSU grants was estimated by reducing the stock price on the date of grant by the present value of the estimated dividends to be paid during the vesting period.  The estimated dividends are based on Caterpillar’s quarterly dividend per share at the time of the grant.

Please refer to Tables I and II below for additional information on our stock-based awards.

TABLE I — Financial Information Related to Stock-based Compensation

	Stock options / SARs		RSUs		PRSUs
	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Grant Date Fair Value	Shares	Weighted- Average Grant Date Fair Value

Outstanding at January 1, 2015	34,581,083	$74.48	4,084,136	$91.92	—	$—
Granted to officers and key employees [1]	7,939,497	$83.34	1,690,661	$77.55	132,068	$77.47
Exercised	(3,513,271)	$57.37	—	$—	—	$—
Vested	—	$—	(1,350,457)	$102.63	—	$—
Forfeited / expired	(668,784)	$76.78	(93,827)	$84.28	—	$—
Outstanding at December 31, 2015	38,338,525	$77.84	4,330,513	$83.14	132,068	$77.47
Exercisable at December 31, 2015	24,807,381	$72.26

Stock options/SARs outstanding and exercisable as of December 31, 2015:

	Outstanding				Exercisable
Exercise Prices	Shares Outstanding at 12/31/15	Weighted- Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price	Aggregate Intrinsic Value [2]	Shares Outstanding at 12/31/15	Weighted- Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price	Aggregate Intrinsic Value [2]
$22.17 - 57.85	8,293,122	3.79	$44.29	$196	8,293,122	3.79	$44.29	$196
$63.04 - 73.20	7,876,270	1.15	$70.12	10	7,876,270	1.15	$70.12	10
$83.00 - 86.77	7,433,988	9.08	$83.05	—	520,547	9.18	$83.00	—
$88.51 - 96.31	8,872,548	7.49	$92.88	—	2,254,845	6.78	$91.53	—
$102.13 - 110.09	5,862,597	5.71	$106.31	—	5,862,597	5.71	$106.31	—
	38,338,525		$77.84	$206	24,807,381		$72.26	$206

[1]	No SARs were granted during the year ended December 31, 2015.

[2]
The difference between a stock award’s exercise price and the underlying stock’s closing market price at December 31, 2015, for awards with market price greater than the exercise price. Amounts are in millions of dollars.

The computations of weighted-average exercise prices and aggregate intrinsic values are not applicable to RSUs or PRSUs since these awards represent an agreement to issue shares of stock at the time of vesting.  At December 31, 2015, there were 4,330,513 outstanding RSUs with a weighted average remaining contractual life of 1.2 years and 132,068 outstanding PRSUs with a weighted-average remaining contractual life of 2.0 years.

TABLE II— Additional Stock-based Award Information

(Dollars in millions except per share data)	2015	2014	2013
Stock options/SARs activity:
Weighted-average fair value per share of stock awards granted	$23.61	$29.52	$28.34
Intrinsic value of stock awards exercised	$93	$649	$312
Fair value of stock awards vested [1]	$155	$108	$167
Cash received from stock awards exercised	$59	$259	$152

RSUs activity:
Weighted-average fair value per share of stock awards granted	$77.55	$89.18	$84.05
Fair value of stock awards vested [2]	$109	$106	$117

PRSUs activity:
Weighted-average fair value per share of stock awards granted	$77.47	$—	$—
Fair value of stock awards vested [2]	$—	$—	$—

[1]	Based on the grant date fair value.

[2]	Based on the underlying stock's closing market price on the vesting date.

In accordance with guidance on share-based payments, stock-based compensation expense is based on the grant date fair value and is classified within Cost of goods sold, Selling, general and administrative expenses and Research and development expenses corresponding to the same line item as the cash compensation paid to respective employees, officers and non-employee directors. Stock-based compensation expense is recognized on a straight-line basis over the requisite service period for awards with terms that specify cliff or graded vesting and contain only service conditions. Stock-based compensation expense for PRSUs is based on the probable number of shares expected to vest and is recognized using the graded vesting method when the award terms specify a graded vesting schedule.

Before tax, stock-based compensation expense for 2015, 2014 and 2013 was $283 million, $254 million and $231 million, respectively, with a corresponding income tax benefit of $87 million, $79 million and $73 million, respectively.

The amount of stock-based compensation expense capitalized for the years ended December 31, 2015, 2014 and 2013 did not have a significant impact on our financial statements.

At December 31, 2015, there was $215 million of total unrecognized compensation cost from stock-based compensation arrangements granted under the plans, which is related to non-vested stock-based awards.  The compensation expense is expected to be recognized over a weighted-average period of approximately 1.8 years.

We currently use shares in treasury stock to satisfy share award exercises.

The cash tax benefits realized from stock awards exercised for 2015, 2014 and 2013 were $68 million, $253 million and $127 million, respectively. We use the direct only method and tax law ordering approach to calculate the tax effects of stock-based compensation.  In certain jurisdictions, tax deductions for exercises of stock-based awards did not generate a cash benefit.  A tax benefit of approximately $21 million will be recorded in additional paid-in capital when these deductions reduce our future income taxes payable.

3.	Derivative financial instruments and risk management

Our earnings and cash flow are subject to fluctuations due to changes in foreign currency exchange rates, interest rates and commodity prices.  Our Risk Management Policy (policy) allows for the use of derivative financial instruments to prudently manage foreign currency exchange rate, interest rate and commodity price exposures.  Our policy specifies that derivatives are not to be used for speculative purposes.  Derivatives that we use are primarily foreign currency forward, option and cross currency contracts, interest rate swaps and commodity forward and option contracts.  Our derivative activities are subject to the management, direction and control of our senior financial officers.  Risk management practices, including the use of financial derivative instruments, are presented to the Audit Committee of the Board of Directors at least annually.

All derivatives are recognized in Statement 3 at their fair value. On the date the derivative contract is entered into, we designate the derivative as (1) a hedge of the fair value of a recognized asset or liability (fair value hedge), (2) a hedge of a forecasted transaction or the variability of cash flow to be paid (cash flow hedge) or (3) an undesignated instrument. Changes in the fair value of a derivative that is qualified, designated and highly effective as a fair value hedge, along with the gain or loss on the hedged recognized asset or liability that is attributable to the hedged risk, are recorded in current earnings. Changes in the fair value of a derivative that is qualified, designated and highly effective as a cash flow hedge are recorded in Accumulated other comprehensive income (loss) (AOCI), to the extent effective, in Statement 3 until they are reclassified to earnings in the same period or periods during which the hedged transaction affects earnings.  Changes in the fair value of undesignated derivative instruments and the ineffective portion of designated derivative instruments are reported in current earnings. Cash flow from designated derivative financial instruments are classified within the same category as the item being hedged on Statement 5.  Cash flow from undesignated derivative financial instruments are included in the investing category on Statement 5.

We formally document all relationships between hedging instruments and hedged items, as well as the risk-management objective and strategy for undertaking various hedge transactions.  This process includes linking all derivatives that are designated as fair value hedges to specific assets and liabilities in Statement 3 and linking cash flow hedges to specific forecasted transactions or variability of cash flow.

We also formally assess, both at the hedge’s inception and on an ongoing basis, whether the designated derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flow of hedged items.  When a derivative is determined not to be highly effective as a hedge or the underlying hedged transaction is no longer probable, we discontinue hedge accounting prospectively, in accordance with the derecognition criteria for hedge accounting.

A.	Foreign currency exchange rate risk

Foreign currency exchange rate movements create a degree of risk by affecting the U.S. dollar value of sales made and costs incurred in foreign currencies. Movements in foreign currency rates also affect our competitive position as these changes may affect business practices and/or pricing strategies of non-U.S.-based competitors. Additionally, we have balance sheet positions denominated in foreign currencies, thereby creating exposure to movements in exchange rates.

Our Machinery, Energy & Transportation operations purchase, manufacture and sell products in many locations around the world. As we have a diversified revenue and cost base, we manage our future foreign currency cash flow exposure on a net basis. We use foreign currency forward and option contracts to manage unmatched foreign currency cash inflow and outflow. Our objective is to minimize the risk of exchange rate movements that would reduce the U.S. dollar value of our foreign currency cash flow. Our policy allows for managing anticipated foreign currency cash flow for up to five years. As of December 31, 2015, the maximum term of these outstanding contracts was approximately 15 months.

We generally designate as cash flow hedges at inception of the contract any Australian dollar, Brazilian real, British pound, Canadian dollar, Chinese yuan, Indian rupee, Japanese yen, Mexican peso, Norwegian krona, Singapore dollar, Swiss franc, or Thailand baht forward or option contracts that meet the requirements for hedge accounting and the maturity extends beyond the current quarter-end. Designation is performed on a specific exposure basis to support hedge accounting. The remainder of Machinery, Energy & Transportation foreign currency contracts are undesignated.

As of December 31, 2015, $8 million of deferred net losses, net of tax, included in equity (AOCI in Statement 3), are expected to be reclassified to current earnings (Other income (expense) in Statement 1) over the next twelve months when earnings are affected by the hedged transactions.  The actual amount recorded in Other income (expense) will vary based on exchange rates at the time the hedged transactions impact earnings.

In managing foreign currency risk for our Financial Products operations, our objective is to minimize earnings volatility resulting from conversion and the remeasurement of net foreign currency balance sheet positions, and future transactions denominated in foreign currencies. Our policy allows the use of foreign currency forward, option and cross currency contracts to offset the risk of currency mismatch between our receivables and debt, and exchange rate risk associated with future transactions denominated in foreign currencies. Substantially all such foreign currency forward, option and cross currency contracts are undesignated.

B.	Interest rate risk

Interest rate movements create a degree of risk by affecting the amount of our interest payments and the value of our fixed-rate debt. Our practice is to use interest rate derivatives to manage our exposure to interest rate changes.

Our Machinery, Energy & Transportation operations generally use fixed rate debt as a source of funding.  Our objective is to minimize the cost of borrowed funds.  Our policy allows us to enter into fixed-to-floating interest rate swaps and forward rate agreements to meet that objective. We designate fixed-to-floating interest rate swaps as fair value hedges at inception of the contract, and we designate certain forward rate agreements as cash flow hedges at inception of the contract.

As of December 31, 2015, $4 million of deferred net losses, net of tax, included in equity (AOCI in Statement 3), related to Machinery, Energy & Transportation forward rate agreements, are expected to be reclassified to current earnings (Interest expense excluding Financial Products in Statement 1) over the next twelve months.

Financial Products operations has a match-funding policy that addresses interest rate risk by aligning the interest rate profile (fixed or floating rate) of Cat Financial’s debt portfolio with the interest rate profile of their receivables portfolio within predetermined ranges on an ongoing basis. In connection with that policy, we use interest rate derivative instruments to modify the debt structure to match assets within the receivables portfolio. This matched funding reduces the volatility of margins between interest-bearing assets and interest-bearing liabilities, regardless of which direction interest rates move.

Our policy allows us to use fixed-to-floating, floating-to-fixed and floating-to-floating interest rate swaps to meet the match-funding objective.  We designate fixed-to-floating interest rate swaps as fair value hedges to protect debt against changes in fair value due to changes in the benchmark interest rate.  We designate most floating-to-fixed interest rate swaps as cash flow hedges to protect against the variability of cash flows due to changes in the benchmark interest rate.

As of December 31, 2015, less than $1 million of deferred net losses, net of tax, included in equity (AOCI in Statement 3), related to Financial Products floating-to-fixed interest rate swaps, are expected to be reclassified to current earnings (Interest expense of Financial Products in Statement 1) over the next twelve months.  The actual amount recorded in Interest expense of Financial Products will vary based on interest rates at the time the hedged transactions impact earnings.

We have, at certain times, liquidated fixed-to-floating and floating-to-fixed interest rate swaps at both Machinery, Energy & Transportation and Financial Products.  The gains or losses associated with these swaps at the time of liquidation are amortized into earnings over the original term of the previously designated hedged item.

C.	Commodity price risk

Commodity price movements create a degree of risk by affecting the price we must pay for certain raw material. Our policy is to use commodity forward and option contracts to manage the commodity risk and reduce the cost of purchased materials.

Our Machinery, Energy & Transportation operations purchase base and precious metals embedded in the components we purchase from suppliers.  Our suppliers pass on to us price changes in the commodity portion of the component cost. In addition, we are subject to price changes on energy products such as natural gas and diesel fuel purchased for operational use.

Our objective is to minimize volatility in the price of these commodities. Our policy allows us to enter into commodity forward and option contracts to lock in the purchase price of a portion of these commodities within a five-year horizon. All such commodity forward and option contracts are undesignated.

The location and fair value of derivative instruments reported in Statement 3 are as follows:

	Consolidated Statement of Financial Position Location	Asset (Liability) Fair Value
(Millions of dollars)		Years ended December 31,
		2015	2014
Designated derivatives
Foreign exchange contracts
Machinery, Energy & Transportation	Receivables — trade and other	$12	$25
Machinery, Energy & Transportation	Accrued expenses	(25)	(134)
Interest rate contracts
Financial Products	Receivables — trade and other	1	6
Financial Products	Long-term receivables — trade and other	51	73
Financial Products	Accrued expenses	(4)	(8)
		$35	$(38)

Undesignated derivatives
Foreign exchange contracts
Machinery, Energy & Transportation	Receivables — trade and other	$2	$2
Machinery, Energy & Transportation	Accrued expenses	(9)	(43)
Financial Products	Receivables — trade and other	3	5
Financial Products	Long-term receivables — trade and other	36	17
Financial Products	Accrued expenses	(6)	(15)
Commodity contracts
Machinery, Energy & Transportation	Accrued expenses	(12)	(14)
		$14	$(48)

The total notional amounts of the derivative instruments are as follows:

	Years ended December 31,
(Millions of dollars)	2015	2014

Machinery, Energy & Transportation	$2,040	$3,128
Financial Products	$3,539	$5,249

The notional amounts of the derivative financial instruments do not represent amounts exchanged by the parties. The amounts exchanged by the parties are calculated by reference to the notional amounts and by other terms of the derivatives, such as foreign currency exchange rates, interest rates or commodity prices.

The effect of derivatives designated as hedging instruments on Statement 1 is as follows:

Fair Value Hedges		Year ended December 31, 2015
(Millions of dollars)	Classification	Gains (Losses) on Derivatives	Gains (Losses) on Borrowings
Interest rate contracts
Financial Products	Other income (expense)	$(27)	$26
		$(27)	$26

		Year ended December 31, 2014
	Classification	Gains (Losses) on Derivatives	Gains (Losses) on Borrowings
Interest rate contracts
Financial Products	Other income (expense)	$(41)	$23
		$(41)	$23

		Year ended December 31, 2013
	Classification	Gains (Losses) on Derivatives	Gains (Losses) on Borrowings
Interest rate contracts
Financial Products	Other income (expense)	$(107)	$114
		$(107)	$114

Cash Flow Hedges
(Millions of dollars)	Year ended December 31, 2015
		Recognized in Earnings
	Amount of Gains (Losses) Recognized in AOCI (Effective Portion)	Classification of Gains (Losses)	Amount of Gains (Losses) Reclassified from AOCI to Earnings		Recognized in Earnings (Ineffective Portion)
Foreign exchange contracts
Machinery, Energy & Transportation	$(33)	Other income (expense)	$(128)		$—
Financial Products	—	Other income (expense)	1		—
Interest rate contracts
Machinery, Energy & Transportation	—	Interest expense excluding Financial Products	(6)		—
Financial Products	3	Interest expense of Financial Products	(6)		—
	$(30)		$(139)		$—

	Year ended December 31, 2014
		Recognized in Earnings
	Amount of Gains (Losses) Recognized in AOCI (Effective Portion)	Classification of Gains (Losses)	Amount of Gains (Losses) Reclassified from AOCI to Earnings		Recognized in Earnings (Ineffective Portion)
Foreign exchange contracts
Machinery, Energy & Transportation	$(118)	Other income (expense)	$5		$—
Interest rate contracts
Machinery, Energy & Transportation	(63)	Interest expense excluding Financial Products	(5)		—
Financial Products	(6)	Interest expense of Financial Products	(6)		—
	$(187)		$(6)		$—

	Year ended December 31, 2013
		Recognized in Earnings
	Amount of Gains (Losses) Recognized in AOCI (Effective Portion)	Classification of Gains (Losses)	Amount of Gains (Losses) Reclassified from AOCI to Earnings		Recognized in Earnings (Ineffective Portion)
Foreign exchange contracts
Machinery, Energy & Transportation	$(4)	Other income (expense)	$(57)	[2]	$—
Interest rate contracts
Machinery, Energy & Transportation	—	Other income (expense)	(3)		—
Financial Products	(2)	Interest expense of Financial Products	(6)		1	[1]
	$(6)		$(66)		$1

[1]	The ineffective portion recognized in earnings is included in Other income (expense).

[2]	Includes $3 million of losses reclassified from AOCI to Other income (expense) in 2013 as certain derivatives were dedesignated as the related transactions are no longer probable to occur.

The effect of derivatives not designated as hedging instruments on Statement 1 is as follows:

		Years ended December 31,
(Millions of dollars)	Classification of Gains (Losses)	2015	2014	2013
Foreign exchange contracts
Machinery, Energy & Transportation	Other income (expense)	$(32)	$(60)	$17
Financial Products	Other income (expense)	(34)	(47)	8
Interest rate contracts
Machinery, Energy & Transportation	Other income (expense)	2	2	(1)
Financial Products	Other income (expense)	—	—	(3)
Commodity contracts
Machinery, Energy & Transportation	Other income (expense)	(23)	(15)	(3)
		$(87)	$(120)	$18

We enter into International Swaps and Derivatives Association (ISDA) master netting agreements within Machinery, Energy & Transportation and Financial Products that permit the net settlement of amounts owed under their respective derivative contracts. Under these master netting agreements, net settlement generally permits the company or the counterparty to determine the net amount payable for contracts due on the same date and in the same currency for similar types of derivative transactions. The master netting agreements generally also provide for net settlement of all outstanding contracts with a counterparty in the case of an event of default or a termination event.

Collateral is generally not required of the counterparties or of our company under the master netting agreements. As of December 31, 2015 and 2014, no cash collateral was received or pledged under the master netting agreements.

The effect of the net settlement provisions of the master netting agreements on our derivative balances upon an event of default or termination event is as follows:

December 31, 2015				Gross Amounts Not Offset in the Statement of Financial Position
(Millions of dollars)	Gross Amount of Recognized Assets	Gross Amounts Offset in the Statement of Financial Position	Net Amount of Assets Presented in the Statement of Financial Position	Financial Instruments	Cash Collateral Received	Net Amount of Assets
Derivatives
Machinery, Energy & Transportation	$14	$—	$14	$(14)	$—	$—
Financial Products	91	—	91	(5)	—	86
Total	$105	$—	$105	$(19)	$—	$86

December 31, 2015				Gross Amounts Not Offset in the Statement of Financial Position
(Millions of dollars)	Gross Amount of Recognized Liabilities	Gross Amounts Offset in the Statement of Financial Position	Net Amount of Liabilities Presented in the Statement of Financial Position	Financial Instruments	Cash Collateral Pledged	Net Amount of Liabilities
Derivatives
Machinery, Energy & Transportation	$(46)	$—	$(46)	$14	$—	$(32)
Financial Products	(10)	—	(10)	5	—	(5)
Total	$(56)	$—	$(56)	$19	$—	$(37)

December 31, 2014				Gross Amounts Not Offset in the Statement of Financial Position
(Millions of dollars)	Gross Amount of Recognized Assets	Gross Amounts Offset in the Statement of Financial Position	Net Amount of Assets Presented in the Statement of Financial Position	Financial Instruments	Cash Collateral Received	Net Amount of Assets
Derivatives
Machinery, Energy & Transportation	$27	$—	$27	$(27)	$—	$—
Financial Products	101	—	101	(8)	—	93
Total	$128	$—	$128	$(35)	$—	$93

December 31, 2014				Gross Amounts Not Offset in the Statement of Financial Position
(Millions of dollars)	Gross Amount of Recognized Liabilities	Gross Amounts Offset in the Statement of Financial Position	Net Amount of Liabilities Presented in the Statement of Financial Position	Financial Instruments	Cash Collateral Pledged	Net Amount of Liabilities
Derivatives
Machinery, Energy & Transportation	$(191)	$—	$(191)	$27	$—	$(164)
Financial Products	(23)	—	(23)	8	—	(15)
Total	$(214)	$—	$(214)	$35	$—	$(179)

4.	Other income (expense)

	Years ended December 31,
(Millions of dollars)	2015		2014	2013
Investment and interest income	$65		$66	$84
Foreign exchange gains (losses) [1]	(173)		137	(253)
License fee income	111		128	114
Gains (losses) on sale of securities and affiliated companies	176	[2]	36	21
Miscellaneous income (loss)	(18)		(45)	—
Total	$161		$322	$(34)

[1]	Includes gains (losses) from foreign exchange derivative contracts. See Note 3 for further details.

[2]	Includes pretax gain of $120 million related to the sale of Caterpillar's 35 percent equity interest in the third party logistics business. See Note 9 for further details.

5.	Income taxes

The components of profit before taxes were:
	Years ended December 31,
(Millions of dollars)	2015	2014	2013
U.S.	$636	$276	$5,602
Non-U.S.	2,803	2,876	3,769
	$3,439	$3,152	$9,371

Profit before taxes, as shown above, is based on the location of the entity to which such earnings are attributable. Where an entity’s earnings are subject to taxation, however, may not correlate solely to where an entity is located.  Thus, the income tax provision shown below as U.S. or non-U.S. may not correspond to the earnings shown above.

The components of the provision (benefit) for income taxes were:
	Years ended December 31,
(Millions of dollars)	2015	2014	2013
Current tax provision (benefit):
U.S.[1]	$525	$715	$407
Non-U.S.	656	883	805
State (U.S.)	42	48	33
	1,223	1,646	1,245

Deferred tax provision (benefit):
U.S.[1]	(367)	(763)	1,308
Non-U.S.	66	(116)	131
State (U.S.)	(6)	(75)	111
	(307)	(954)	1,550
Total provision (benefit) for income taxes	$916	$692	$2,795
[1] Includes U.S. taxes related to non-U.S. profits.

We paid net income tax and related interest of $1,143 million, $1,595 million and $1,544 million in 2015, 2014 and 2013, respectively.

Reconciliation of the U.S. federal statutory rate to effective rate:

	Years ended December 31,
(Millions of dollars)	2015		2014		2013
Taxes at U.S. statutory rate	$1,203	35.0%	$1,103	35.0%	$3,280	35.0%
(Decreases) increases resulting from:
Non-U.S. subsidiaries taxed at other than 35%	(236)	(6.9)%	(223)	(7.1)%	(333)	(3.5)%
State and local taxes, net of federal	24	0.7%	(17)	(0.5)%	93	1.0%
Interest and penalties, net of tax	12	0.4%	12	0.4%	4	—%
U.S. research and production incentives	(95)	(2.7)%	(125)	(4.0)%	(91)	(1.0)%
Other—net	(34)	(1.0)%	(14)	(0.4)%	(16)	(0.2)%
	874	25.5%	736	23.4%	2,937	31.3%

Prior year tax and interest adjustments	42	1.2%	(21)	(0.7)%	(55)	(0.6)%
Release of valuation allowances	—	—%	(23)	(0.7)%	—	—%
Tax law changes	—	—%	—	—%	(87)	(0.9)%
Provision (benefit) for income taxes	$916	26.7%	$692	22.0%	$2,795	29.8%

Included within the effective tax rate reconciliation line item above labeled "Non-U.S. subsidiaries taxed at other than 35%" are the effects of indefinitely reinvested earnings of non-U.S. subsidiaries taxed at local tax rates, changes in the amount of unrecognized tax benefits associated with these earnings, losses at non-U.S. subsidiaries without local tax benefits due to valuation allowances, and permanent differences between tax and U.S. GAAP results. The indefinitely reinvested profits of Caterpillar SARL, primarily taxable in Switzerland, contribute the most significant amount of this line item. Although not individually significant by jurisdiction, pre-tax permanent differences due to nondeductible net foreign exchange losses of non-U.S. subsidiaries were approximately $130 million in 2015 and less than $10 million in 2014 and 2013, respectively.

The provision for income taxes for 2015 included a $42 million net charge to increase unrecognized tax benefits by $68 million as discussed on page 32 offset by a benefit of $26 million to record U.S. refund claims related to prior tax years currently under examination.

The provision for income taxes for 2014 included a benefit of $23 million for the release of a valuation allowance against the deferred tax assets of a non-U.S. subsidiary and a net benefit of $21 million to adjust prior years' U.S. taxes and interest. The net benefit for prior years' U.S. taxes and interest included a $33 million benefit to reflect a settlement with the U.S. Internal Revenue Service (IRS) related to 1992 through 1994 which resulted in a $16 million benefit to remeasure previously unrecognized tax benefits and a $17 million benefit to adjust related interest, net of tax. This benefit of $33 million was offset by a net charge of $12 million to adjust prior years' U.S. taxes that included a charge of $55 million to correct for an error which resulted in an understatement of tax liabilities for prior years. Management has concluded that the error was not material to any period presented.

The provision for income taxes for 2013 included a $87 million benefit primarily related to the research and development tax credit that was retroactively extended in 2013 for 2012 and a benefit of $55 million resulting from true-up of estimated amounts used in the tax provision to the 2012 U.S. income tax return as filed in September 2013.

We have recorded income tax expense at U.S. tax rates on all profits, except for undistributed profits of non-U.S. subsidiaries of approximately $16 billion which are considered indefinitely reinvested.  Upon distribution of these profits in the form of dividends or otherwise, we would be subject to both U.S. income taxes (subject to an adjustment for foreign tax credits) and in some instances withholding taxes payable to the various non-U.S. jurisdictions. Determination of the amount of unrecognized deferred tax liability related to indefinitely reinvested profits is not feasible primarily due to our legal entity structure and the complexity of U.S. and local tax laws.  If management intentions or U.S. tax law changes in the future, there may be a significant negative impact on the provision for income taxes to record an incremental tax liability in the period the change occurs. At December 31, 2015, cash and short-term investments held by non-U.S. subsidiaries was approximately $5 billion.

Accounting for income taxes under U.S. GAAP requires that individual tax-paying entities of the company offset all deferred tax liabilities and assets within each particular tax jurisdiction and present them as a noncurrent deferred tax liability or asset in the Consolidated Financial Position. Amounts in different tax jurisdictions cannot be offset against each other. The amount of deferred income taxes at December 31, included on the following lines in Statement 3, are as follows:

	December 31,
(Millions of dollars)	2015	2014
Assets:
Noncurrent deferred and refundable income taxes	2,367	2,166
Liabilities:
Other liabilities	335	383
Deferred income taxes—net	$2,032	$1,783

Deferred income tax assets and liabilities:
	December 31,
(Millions of dollars)	2015	2014
Deferred income tax assets:
Pension	$1,694	$1,513
Postemployment benefits other than pensions	1,339	1,514
Tax carryforwards	1,098	826
Warranty reserves	359	346
Stock-based compensation	356	327
Inventory	129	123
Allowance for credit losses	203	198
Post sale discounts	185	175
Deferred compensation	124	132
Other—net	572	549
	6,059	5,703

Deferred income tax liabilities:
Capital and intangible assets	(2,561)	(2,625)
Bond discount	(225)	(233)
Translation	(343)	(252)
Undistributed profits of non-U.S. subsidiaries	(82)	(69)
	(3,211)	(3,179)
Valuation allowance for deferred tax assets	(816)	(741)
Deferred income taxes—net	$2,032	$1,783

At December 31, 2015, approximately $557 million of U.S. state tax net operating losses (NOLs) and $145 million of U.S. state tax credit carryforwards were available. The state NOLs primarily expire between 2016 and 2035.  The state tax credit carryforwards primarily expire over the next five years with certain carryforwards set to expire over the next fifteen years.

Of the total $189 million of deferred tax assets related to state NOLs and credit carryforwards, we established a valuation allowance of $164 million for those that are more likely than not to expire prior to utilization.

At December 31, 2015, approximately $307 million of U.S. foreign tax credits were available for carryforward. These credits expire in 2025 and 2026.

At December 31, 2015, amounts and expiration dates of net operating loss carryforwards in various non-U.S. taxing jurisdictions were:

(Millions of dollars)
2016	2017	2018	2019-2021	2022-2036	Unlimited	Total
$1	$3	$84	$547	$222	$1,780	$2,637

At December 31, 2015, non-U.S. entities that have not yet demonstrated consistent and/or sustainable profitability to support the realization of net deferred tax assets have recorded valuation allowances of $652 million, including certain entities in Luxembourg.

A reconciliation of the beginning and ending amount of gross unrecognized tax benefits for uncertain tax positions, including positions impacting only the timing of tax benefits, follows.

Reconciliation of unrecognized tax benefits: [1]
	Years ended December 31,
(Millions of dollars)	2015	2014
Balance at January 1,	$846	$759

Additions for tax positions related to current year	73	58
Additions for tax positions related to prior years	118	84
Reductions for tax positions related to prior years	(30)	(31)
Reductions for settlements [2]	(30)	(18)
Reductions for expiration of statute of limitations	(9)	(6)

Balance at December 31,	$968	$846

Amount that, if recognized, would impact the effective tax rate	$934	$804

[1]	Foreign currency impacts are included within each line as applicable.

[2]	Includes cash payment or other reduction of assets to settle liability.

We classify interest and penalties on income taxes as a component of the provision for income taxes. We recognized a net provision for interest and penalties of $20 million, $3 million and $7 million during the years ended December 31, 2015, 2014 and 2013, respectively. The total amount of interest and penalties accrued was $79 million and $61 million as of December 31, 2015 and 2014, respectively.

On January 30, 2015, we received a Revenue Agent's Report (RAR) from the IRS indicating the end of the field examination of our U.S. income tax returns for 2007 to 2009 including the impact of a loss carryback to 2005. The RAR proposed tax increases and penalties for these years of approximately $1 billion primarily related to two significant areas that we are vigorously contesting through the IRS Appeals process. In the first area, the IRS has proposed to tax in the United States profits earned from certain parts transactions by one of our non-U.S. subsidiaries, Caterpillar SARL (CSARL), based on the IRS examination team’s application of the “substance-over-form” or “assignment-of-income” judicial doctrines. We believe that the relevant transactions complied with applicable tax laws and did not violate judicial doctrines. We have filed U.S. income tax returns on this same basis for years after 2009. Based on the information currently available, we do not anticipate a significant increase or decrease to our unrecognized tax benefits for this matter within the next 12 months. We currently believe the ultimate disposition of this matter will not have a material adverse effect on our consolidated financial position, liquidity or results of operations.

In the second area, the IRS disallowed approximately $125 million of foreign tax credits that arose as a result of certain financings unrelated to CSARL. Decisions of the U.S. Court of Appeals for the Second Circuit involving other taxpayers in 2015 caused us to conclude the benefits of this uncertain tax position are no longer more likely than not to be sustained based on technical merits. As tax benefits related to this tax position can no longer be recognized in the financial statements, we increased unrecognized tax benefits by $68 million. We will continue to monitor ongoing court cases involving other taxpayers for information that may impact our analysis of this tax position.

The IRS field examination of our U.S. income tax returns for 2010 to 2012 began in 2015. With the exception of a loss carryback to 2005, tax years prior to 2007 are generally no longer subject to U.S. tax assessment. In our major non-U.S. jurisdictions including Australia, Brazil, China, Germany, Japan, Switzerland, Singapore and the U.K., tax years are typically subject to examination for three to eight years. Due to the uncertainty related to the timing and potential outcome of audits, we cannot estimate the range of reasonably possible change in unrecognized tax benefits in the next 12 months.

6.	Cat Financial Financing Activities

A.	Wholesale inventory receivables

Wholesale inventory receivables are receivables of Cat Financial that arise when Cat Financial provides financing for a dealer’s purchase of inventory. These receivables are included in Receivables—trade and other and Long-term receivables—trade and other in Statement 3 and were $2,165 million and $2,170 million, at December 31, 2015 and 2014, respectively.

Contractual maturities of outstanding wholesale inventory receivables:
(Millions of dollars)	December 31, 2015
Amounts Due In	Wholesale Installment Contracts	Wholesale Finance Leases	Wholesale Notes	Total
2016	$174	$88	$1,030	$1,292
2017	98	78	236	412
2018	71	55	161	287
2019	37	28	5	70
2020	15	10	2	27
Thereafter	2	2	—	4
	397	261	1,434	2,092
Guaranteed residual value	—	62	—	62
Unguaranteed residual value	—	50	—	50
Less: Unearned income	(7)	(29)	(3)	(39)
Total	$390	$344	$1,431	$2,165

Cat Financial’s wholesale inventory receivables generally may be repaid or refinanced without penalty prior to contractual maturity. Accordingly, this presentation should not be regarded as a forecast of future cash collections.

Please refer to Note 18 and Table III for fair value information.

B.	Finance receivables

Finance receivables are receivables of Cat Financial and are reported in Statement 3 net of an allowance for credit losses.

Contractual maturities of outstanding finance receivables:
(Millions of dollars)	December 31, 2015
Amounts Due In	Retail Installment Contracts	Retail Finance Leases	Retail Notes	Total
2016	$2,472	$2,508	$4,132	$9,112
2017	1,923	1,634	1,937	5,494
2018	1,300	922	1,447	3,669
2019	662	415	1,022	2,099
2020	188	166	926	1,280
Thereafter	8	98	976	1,082
	6,553	5,743	10,440	22,736
Guaranteed residual value	—	307	—	307
Unguaranteed residual value	—	642	—	642
Less: Unearned income	(133)	(505)	(88)	(726)
Total	$6,420	$6,187	$10,352	$22,959

 Cat Financial’s finance receivables generally may be repaid or refinanced without penalty prior to contractual maturity. Accordingly, this presentation should not be regarded as a forecast of future cash collections.

Please refer to Note 18 and Table III for fair value information.

C.	Allowance for credit losses

The allowance for credit losses is an estimate of the losses inherent in Cat Financial’s finance receivable portfolio and includes consideration of accounts that have been individually identified as impaired, as well as pools of finance receivables where it is probable that certain receivables in the pool are impaired but the individual accounts cannot yet be identified.   In identifying and measuring impairment, management takes into consideration past loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of underlying collateral and current economic conditions.

Accounts are identified for individual review based on past-due status and using information available about the customer, such as financial statements, news reports and published credit ratings, as well as general information regarding industry trends and the economic environment in which Cat Financial’s customers operate. The allowance for credit losses attributable to finance receivables that are individually evaluated and determined to be impaired is based either on the present value of expected future cash flows discounted at the receivables' effective interest rate or the fair value of the collateral for collateral-dependent receivables.  In determining collateral value, Cat Financial estimates the current fair market value of the collateral less selling costs. Cat Financial also considers credit enhancements such as additional collateral and contractual third-party guarantees. The allowance for credit losses attributable to the remaining accounts not yet individually identified as impaired is estimated based on loss forecast models utilizing probabilities of default, our estimate of the loss emergence period and the estimated loss given default.  In addition, qualitative factors not able to be fully captured in the loss forecast models including industry trends, macroeconomic factors and model imprecision are considered in the evaluation of the adequacy of the allowance for credit losses.  These qualitative factors are subjective and require a degree of management judgment.

Cat Financial’s allowance for credit losses is segregated into two portfolio segments:

•	Customer - Finance receivables with retail customers.

•	Dealer - Finance receivables with Caterpillar dealers.

A portfolio segment is the level at which the Company develops a systematic methodology for determining its allowance for credit losses.

Cat Financial further evaluates portfolio segments by the class of finance receivables, which is defined as a level of information (below a portfolio segment) in which the finance receivables have the same initial measurement attribute and a similar method for assessing and monitoring credit risk.  Typically, Cat Financial’s finance receivables within a geographic area have similar credit risk profiles and methods for assessing and monitoring credit risk.  Cat Financial’s classes, which align with management reporting for credit losses, are as follows:

•	North America - Finance receivables originated in the United States or Canada.

•	Europe - Finance receivables originated in Europe, Africa, Middle East and the Commonwealth of Independent States.

•	Asia Pacific - Finance receivables originated in Australia, New Zealand, China, Japan, South Korea and Southeast Asia.

•	Mining - Finance receivables related to large mining customers worldwide.

•	Latin America - Finance receivables originated in Central and South American countries and Mexico.

•
Caterpillar Power Finance - Finance receivables related to marine vessels with Caterpillar engines worldwide and Caterpillar electrical power generation, gas compression and co-generation systems and non-Caterpillar equipment that is powered by these systems worldwide.

An analysis of the allowance for credit losses was as follows:

(Millions of dollars)	December 31, 2015
	Customer	Dealer	Total
Allowance for Credit Losses:
Balance at beginning of year	$388	$10	$398
Receivables written off	(196)	—	(196)
Recoveries on receivables previously written off	41	—	41
Provision for credit losses	119	(1)	118
Other	(25)	—	(25)
Balance at end of year	$327	$9	$336

Individually evaluated for impairment	$65	$—	$65
Collectively evaluated for impairment	262	9	271
Ending Balance	$327	$9	$336

Recorded Investment in Finance Receivables:
Individually evaluated for impairment	$601	$—	$601
Collectively evaluated for impairment	18,788	3,570	22,358
Ending Balance	$19,389	$3,570	$22,959

(Millions of dollars)	December 31, 2014
	Customer	Dealer	Total
Allowance for Credit Losses:
Balance at beginning of year	$365	$10	$375
Receivables written off	(151)	—	(151)
Recoveries on receivables previously written off	47	—	47
Provision for credit losses	150	—	150
Other	(23)	—	(23)
Balance at end of year	$388	$10	$398

Individually evaluated for impairment	$75	$—	$75
Collectively evaluated for impairment	313	10	323
Ending Balance	$388	$10	$398

Recorded Investment in Finance Receivables:
Individually evaluated for impairment	$613	$—	$613
Collectively evaluated for impairment	19,899	3,554	23,453
Ending Balance	$20,512	$3,554	$24,066

Credit quality of finance receivables

At origination, Cat Financial evaluates credit risk based on a variety of credit quality factors including prior payment experience, customer financial information, credit-rating agency ratings, loan-to-value ratios and other internal metrics. On an ongoing basis, Cat Financial monitors credit quality based on past-due status and collection experience as there is a meaningful correlation between the past-due status of customers and the risk of loss.

In determining past-due status, Cat Financial considers the entire finance receivable balance past due when any installment is over 30 days past due. The tables below summarize the recorded investment of finance receivables by aging category.

(Millions of dollars)	December 31, 2015
	31-60 Days Past Due	61-90 Days Past Due	91+ Days Past Due	Total Past Due	Current	Total Finance Receivables	91+ Still Accruing
Customer
North America	$45	$12	$30	$87	$7,850	$7,937	$4
Europe	18	7	44	69	2,358	2,427	9
Asia Pacific	21	12	21	54	1,647	1,701	6
Mining	6	1	68	75	1,793	1,868	1
Latin America	45	31	199	275	1,998	2,273	—
Caterpillar Power Finance	—	1	35	36	3,147	3,183	2
Dealer
North America	—	—	—	—	2,209	2,209	—
Europe	—	—	—	—	149	149	—
Asia Pacific	—	—	—	—	552	552	—
Mining	—	—	—	—	4	4	—
Latin America	—	—	—	—	653	653	—
Caterpillar Power Finance	—	—	—	—	3	3	—
Total	$135	$64	$397	$596	$22,363	$22,959	$22

(Millions of dollars)	December 31, 2014
	31-60 Days Past Due	61-90 Days Past Due	91+ Days Past Due	Total Past Due	Current	Total Finance Receivables	91+ Still Accruing
Customer
North America	$46	$8	$27	$81	$7,192	$7,273	$4
Europe	16	23	29	68	2,607	2,675	6
Asia Pacific	29	22	69	120	2,316	2,436	16
Mining	28	—	11	39	2,084	2,123	—
Latin America	55	23	196	274	2,583	2,857	8
Caterpillar Power Finance	1	4	64	69	3,079	3,148	1
Dealer
North America	—	—	—	—	2,189	2,189	—
Europe	—	—	—	—	153	153	—
Asia Pacific	—	—	—	—	566	566	—
Mining	—	—	—	—	—	—	—
Latin America	—	—	—	—	646	646	—
Caterpillar Power Finance	—	—	—	—	—	—	—
Total	$175	$80	$396	$651	$23,415	$24,066	$35

 Impaired finance receivables

For all classes, a finance receivable is considered impaired, based on current information and events, if it is probable that Cat Financial will be unable to collect all amounts due according to the contractual terms.  Impaired finance receivables include finance receivables that have been restructured and are considered to be troubled debt restructurings.

There were no impaired finance receivables as of December 31, 2015, 2014 and 2013 for the Dealer portfolio segment.  Cat Financial’s recorded investment in impaired finance receivables and the related unpaid principal balances and allowance for the Customer portfolio segment were as follows:

	December 31, 2015			December 31, 2014
(Millions of dollars)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Recorded Investment	Unpaid Principal Balance	Related Allowance
Impaired Finance Receivables With No Allowance Recorded
North America	$12	$12	$—	$14	$14	$—
Europe	41	41	—	44	43	—
Asia Pacific	1	1	—	1	1	—
Mining	84	84	—	29	29	—
Latin America	28	28	—	34	34	—
Caterpillar Power Finance	242	241	—	129	128	—
Total	$408	$407	$—	$251	$249	$—

Impaired Finance Receivables With An Allowance Recorded
North America	$14	$13	$4	$6	$6	$1
Europe	11	10	5	12	12	4
Asia Pacific	34	34	4	29	29	8
Mining	11	11	3	138	137	9
Latin America	53	53	21	42	42	12
Caterpillar Power Finance	70	70	28	135	134	41
Total	$193	$191	$65	$362	$360	$75

Total Impaired Finance Receivables
North America	$26	$25	$4	$20	$20	$1
Europe	52	51	5	56	55	4
Asia Pacific	35	35	4	30	30	8
Mining	95	95	3	167	166	9
Latin America	81	81	21	76	76	12
Caterpillar Power Finance	312	311	28	264	262	41
Total	$601	$598	$65	$613	$609	$75

	Years ended December 31,
	2015		2014		2013
(Millions of dollars)	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
Impaired Finance Receivables With No Allowance Recorded
North America	$12	$1	$20	$1	$25	$3
Europe	42	1	47	1	49	1
Asia Pacific	2	—	3	—	4	—
Mining	75	3	69	3	61	3
Latin America	31	—	30	—	11	—
Caterpillar Power Finance	170	5	164	6	271	5
Total	$332	$10	$333	$11	$421	$12

Impaired Finance Receivables With An Allowance Recorded
North America	$9	$—	$9	$—	$18	$1
Europe	14	1	21	1	22	1
Asia Pacific	35	2	22	1	18	1
Mining	39	1	90	7	1	—
Latin America	56	3	36	1	44	2
Caterpillar Power Finance	115	3	96	2	135	1
Total	$268	$10	$274	$12	$238	$6

Total Impaired Finance Receivables
North America	$21	$1	$29	$1	$43	$4
Europe	56	2	68	2	71	2
Asia Pacific	37	2	25	1	22	1
Mining	114	4	159	10	62	3
Latin America	87	3	66	1	55	2
Caterpillar Power Finance	285	8	260	8	406	6
Total	$600	$20	$607	$23	$659	$18

Recognition of income is suspended and the finance receivable is placed on non-accrual status when management determines that collection of future income is not probable (generally after 120 days past due).  Recognition is resumed and previously suspended income is recognized when the finance receivable becomes current and collection of remaining amounts is considered probable. Payments received while the finance receivable is on non-accrual status are applied to interest and principal in accordance with the contractual terms.

As of December 31, 2015 and 2014 there were no finance receivable on non-accrual status for the Dealer portfolio segment.

The investment in customer finance receivable on non-accrual status was as follows:

	December 31,
(Millions of dollars)	2015	2014
North America	$31	$27
Europe	39	28
Asia Pacific	15	54
Mining	106	62
Latin America	217	201
Caterpillar Power Finance	77	96
Total	$485	$468

Troubled Debt Restructurings

A restructuring of a finance receivable constitutes a troubled debt restructuring (TDR) when the lender grants a concession it would not otherwise consider to a borrower experiencing financial difficulties.  Concessions granted may include extended contract maturities, inclusion of interest only periods, below market interest rates, extended skip payment periods and reduction of principal and/or accrued interest.

There were no finance receivables modified as TDRs during the years ended December 31, 2015, 2014 or 2013 for the Dealer portfolio segment. Finance receivables in the Customer portfolio segment modified as TDRs during the years ended December 31, 2015, 2014 and 2013 were as follows:

(Millions of dollars)	Year ended December 31, 2015
	Number of Contracts	Pre-TDR Recorded Investment	Post-TDR Recorded Investment
North America	14	$1	$1
Europe	23	2	2
Asia Pacific	21	26	26
Mining	4	65	65
Latin America	11	1	2
Caterpillar Power Finance	21	259	242
Total	94	$354	$338

	Year ended December 31, 2014
	Number of Contracts	Pre-TDR Recorded Investment	Post-TDR Recorded Investment
North America	34	$12	$7
Europe	8	7	7
Asia Pacific	2	—	—
Mining	51	185	176
Latin America	51	32	31
Caterpillar Power Finance	18	137	139
Total	164	$373	$360

	Year ended December 31, 2013
	Number of Contracts	Pre-TDR Recorded Investment	Post-TDR Recorded Investment
North America	62	$9	$9
Europe	51	7	7
Asia Pacific	3	1	1
Mining	45	123	123
Latin America	16	2	2
Caterpillar Power Finance [1]	17	153	157
Total	194	$295	$299

[1]
During the year ended December 31, 2013, $25 million of additional funds were subsequently loaned to a borrower whose terms had been modified in a TDR. The $25 million of additional funds are not reflected in the table above as no incremental modifications have been made with the borrower during the periods presented.

TDRs in the Customer portfolio segment with a payment default during the years ended December 31, 2015, 2014 and 2013 which had been modified within twelve months prior to the default date, were as follows:

(Millions of dollars)	Year ended December 31, 2015		Year ended December 31, 2014		Year ended December 31, 2013
	Number of Contracts	Post-TDR Recorded Investment	Number of Contracts	Post-TDR Recorded Investment	Number of Contracts	Post-TDR Recorded Investment
North America	12	$1	11	$1	19	$4
Europe	—	—	46	2	5	—
Latin America	12	1	11	1	—	—
Caterpillar Power Finance	—	—	—	—	2	3
Total	24	$2	68	$4	26	$7

7.	Inventories

Inventories (principally using the LIFO method) are comprised of the following:

	December 31,
(Millions of dollars)	2015	2014
Raw materials	$2,467	$2,986
Work-in-process	1,857	2,455
Finished goods	5,122	6,504
Supplies	254	260
Total inventories	$9,700	$12,205

We had long-term material purchase obligations of approximately $1,407 million at December 31, 2015.

During 2013 inventory quantities were reduced. This reduction resulted in a liquidation of LIFO inventory layers carried at lower costs prevailing in prior years as compared with current costs. In 2013, the effect of this reduction of inventory decreased Cost of goods sold by approximately $115 million and increased Profit by approximately $81 million or $0.12 per share. The impact of LIFO liquidations during 2015 and 2014 was not significant to Statement 1.

8.	Property, plant and equipment

		December 31,
(Millions of dollars)	Useful Lives (Years)	2015	2014
Land	—	$644	$665
Buildings and land improvements	20-45	7,242	7,119
Machinery, equipment and other	3-10	15,686	15,516
Software	3-7	1,636	1,455
Equipment leased to others	1-10	5,728	5,596
Construction-in-process	—	1,041	1,221
Total property, plant and equipment, at cost		31,977	31,572
Less: Accumulated depreciation		(15,887)	(14,995)
Property, plant and equipment–net		$16,090	$16,577

We had commitments for the purchase or construction of capital assets of approximately $224 million at December 31, 2015.

Assets recorded under capital leases: [1]
	December 31,
(Millions of dollars)	2015	2014
Gross capital leases [2]	$124	$111
Less: Accumulated depreciation	(44)	(52)
Net capital leases	$80	$59

[1]	Included in Property, plant and equipment table above.

[2]	Consists primarily of machinery and equipment.

At December 31, 2015, scheduled minimum rental payments on assets recorded under capital leases were:

(Millions of dollars)
2016	2017	2018	2019	2020	Thereafter
$7	$24	$7	$7	$8	$31

Equipment leased to others (primarily by Cat Financial):
	December 31,
(Millions of dollars)	2015	2014
Equipment leased to others–at original cost	$5,728	$5,596
Less: Accumulated depreciation	(1,571)	(1,565)
Equipment leased to others–net	$4,157	$4,031

At December 31, 2015, scheduled minimum rental payments to be received for equipment leased to others were:

(Millions of dollars)
2016	2017	2018	2019	2020	Thereafter
$886	$573	$352	$177	$75	$61

9.	Investments in unconsolidated affiliated companies

Investments in unconsolidated affiliated companies, included in Other assets in Statement 3, were as follows:

Caterpillar’s investments in unconsolidated affiliated companies:
	December 31,
(Millions of dollars)	2015	2014
Investments in equity method companies	$203	$248
Plus: Investments in cost method companies	43	9
Total investments in unconsolidated affiliated companies	$246	$257

The changes in investments in equity method companies noted above are primarily related to the sale of Caterpillar's 35 percent equity interest in the third party logistics business, formerly Caterpillar Logistics Services LLC. In February 2015, we sold our interest to an affiliate of The Goldman Sachs Group, Inc. and investment funds affiliated with Rhône Capital LLC for $177 million, which was comprised of $167 million in cash and a $10 million note receivable included in Long-term receivables - trade and other in Statement 3. As a result of the sale, we recognized a pretax gain of $120 million (included in Other income (expense)) and derecognized the carrying value of our noncontrolling interest of $57 million, which was previously included in Other assets in Statement 3. The gain on the disposal is included as a reconciling item between Segment profit and Consolidated profit before taxes. The sale of this investment supports Caterpillar's increased focus on growth opportunities in its core businesses.

10.  Intangible assets and goodwill

A.	Intangible assets

Intangible assets are comprised of the following:

		December 31, 2015
(Millions of dollars)	Weighted Amortizable Life (Years)	Gross Carrying Amount	Accumulated Amortization	Net
Customer relationships	15	$2,489	$(809)	$1,680
Intellectual property	11	1,660	(626)	1,034
Other	12	174	(67)	107
Total finite-lived intangible assets	14	$4,323	$(1,502)	$2,821

		December 31, 2014
	Weighted Amortizable Life (Years)	Gross Carrying Amount	Accumulated Amortization	Net
Customer relationships	15	$2,489	$(669)	$1,820
Intellectual property	11	1,724	(578)	1,146
Other	11	239	(129)	110
Total finite-lived intangible assets	14	$4,452	$(1,376)	$3,076

During 2015, we acquired finite-lived intangible assets of $82 million due to the purchase of Rail Product Solutions, Inc. See Note 24 for details on this acquisition.

Gross customer relationship intangibles of $48 million and related accumulated amortization of $9 million were divested during 2014, and are not included in the December 31, 2014 balances in the table above. These transactions were related to the divestiture of portions of the Bucyrus distribution business. See Note 25 for additional information on divestitures.

In-process research & development indefinite-lived intangibles of $18 million from the Energy & Transportation segment were impaired during 2014. Fair value of the intangibles was determined using an income approach based on the present value of discounted cash flows. The impairment of $18 million was recognized in Other operating (income) expenses in Statement 1 and included in the Energy & Transportation segment.

Finite-lived intangible assets are amortized over their estimated useful lives and tested for impairment if events or changes in circumstances indicate that the asset may be impaired.

Amortization expense related to intangible assets was $337 million, $365 million and $371 million for 2015, 2014 and 2013, respectively.

As of December 31, 2015, amortization expense related to intangible assets is expected to be:

(Millions of dollars)
2016	2017	2018	2019	2020	Thereafter
$341	$330	$324	$321	$314	$1,191

B.	Goodwill

During 2015, we acquired net assets with related goodwill aggregating $133 million primarily related to the purchases of Rail Product Solutions, Inc. ($53 million) and RDS Manufacturing, Inc. ($59 million). See Note 24 for details on these acquisitions. During 2013, we acquired net assets with related goodwill of $106 million due to the purchase of Johan Walter Berg AB (Berg). In 2014, we finalized the allocation of the Berg purchase price to identifiable assets and liabilities, adjusting goodwill from our December 31, 2013 preliminary allocation by an increase of $7 million. See Note 24 for details on this acquisition.

There were no goodwill impairments during 2015, 2014 or 2013.

Goodwill of $15 million was reclassified to held for sale and/or divested during 2014 and is not included in the December 31, 2015 and 2014 balances in the table below. The reclassified/divested amount in 2014 primarily related to the divestiture of portions of the Bucyrus distribution business. See Note 25 for additional information on divestitures.

As discussed in Note 23, effective January 1, 2016, we revised our reportable segments in line with the changes in our organization structure. As a result of these changes, $118 million of goodwill was reassigned to Energy & Transportation from All Other segments.

The changes in carrying amount of goodwill by reportable segment for the years ended December 31, 2015 and 2014 were as follows:

(Millions of dollars)	December 31, 2014	Acquisitions [1]	Held for Sale and Business Divestitures [2]	Impairment Loss	Other Adjustments [3]	December 31, 2015
Construction Industries
Goodwill	$297	$—	$—	$—	$(12)	$285
Impairment	(22)	—	—	—	—	(22)
Net goodwill	275	—	—	—	(12)	263
Resource Industries
Goodwill	4,287	—	—	—	(142)	4,145
Impairment	(580)	—	—	—	—	(580)
Net goodwill	3,707	—	—	—	(142)	3,565
Energy & Transportation
Goodwill	2,660	133	—	—	(55)	2,738
All Other [4]
Goodwill	52	—	—	—	(3)	49
Consolidated total
Goodwill	7,296	133	—	—	(212)	7,217
Impairment	(602)	—	—	—	—	(602)
Net goodwill	$6,694	$133	$—	$—	$(212)	$6,615

	December 31, 2013	Acquisitions [1]	Held for Sale and Business Divestitures [2]	Impairment Loss	Other Adjustments [3]	December 31, 2014
Construction Industries
Goodwill	$313	$—	$—	$—	$(16)	$297
Impairment	(22)	—	—	—	—	(22)
Net goodwill	291	—	—	—	(16)	275
Resource Industries
Goodwill	4,468	—	(15)	—	(166)	4,287
Impairment	(580)	—	—	—	—	(580)
Net goodwill	3,888	—	(15)	—	(166)	3,707
Energy & Transportation
Goodwill	2,718	7	—	—	(65)	2,660
All Other [4]
Goodwill	59	—	—	—	(7)	52
Consolidated total
Goodwill	7,558	7	(15)	—	(254)	7,296
Impairment	(602)	—	—	—	—	(602)
Net goodwill	$6,956	$7	$(15)	$—	$(254)	$6,694

[1]	See Note 24 for additional information.

[2]	See Note 25 for additional information.

[3]	Other adjustments are comprised primarily of foreign currency translation.

[4]	Includes All Other operating segments (See Note 23).

11.	Available-for-sale securities

We have investments in certain debt and equity securities, primarily at Insurance Services, that have been classified as available-for-sale and recorded at fair value. These investments are primarily included in Other assets in Statement 3. Unrealized gains and losses arising from the revaluation of available-for-sale securities are included, net of applicable deferred income taxes, in equity (Accumulated other comprehensive income (loss) in Statement 3).  Realized gains and losses on sales of investments are generally determined using the specific identification method for debt and equity securities and are included in Other income (expense) in Statement 1.

The cost basis and fair value of available-for-sale securities were as follows:

	December 31, 2015			December 31, 2014
(Millions of dollars)	Cost Basis	Unrealized Pretax Net Gains (Losses)	Fair Value	Cost Basis	Unrealized Pretax Net Gains (Losses)	Fair Value
Government debt
U.S. treasury bonds	$9	$—	$9	$10	$—	$10
Other U.S. and non-U.S. government bonds	71	1	72	94	—	94

Corporate bonds
Corporate bonds	701	7	708	677	16	693
Asset-backed securities	129	—	129	103	2	105

Mortgage-backed debt securities
U.S. governmental agency	291	1	292	292	2	294
Residential	12	—	12	15	—	15
Commercial	59	2	61	63	4	67

Equity securities
Large capitalization value	243	30	273	150	83	233
Real estate investment trust (REIT)	25	—	25	—	—	—
Smaller company growth	37	17	54	17	26	43
Total	$1,577	$58	$1,635	$1,421	$133	$1,554

Investments in an unrealized loss position that are not other-than-temporarily impaired:
	December 31, 2015
	Less than 12 months [1]		12 months or more [1]		Total
(Millions of dollars)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Corporate bonds
Corporate bonds	$242	$3	$27	$1	$269	$4
Asset-backed securities	84	1	10	1	94	2
Mortgage-backed debt securities
U.S. governmental agency	135	1	57	1	192	2
Equity securities
Large capitalization value	97	8	2	—	99	8
Smaller company growth	14	1	—	—	14	1
Total	$572	$14	$96	$3	$668	$17

	December 31, 2014
	Less than 12 months [1]		12 months or more [1]		Total
(Millions of dollars)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Corporate bonds
Corporate bonds	$195	$1	$32	$—	$227	$1
Mortgage-backed debt securities
U.S. governmental agency	34	—	140	3	174	3
Equity securities
Large capitalization value	15	2	1	—	16	2
Total	$244	$3	$173	$3	$417	$6

[1]	Indicates length of time that individual securities have been in a continuous unrealized loss position.

Corporate Bonds. The unrealized losses on our investments in corporate bonds and asset-backed securities relate to changes in interest rates and credit-related yield spreads since time of purchase. We do not intend to sell the investments and it is not likely that we will be required to sell the investments before recovery of their amortized cost basis. We do not consider these investments to be other-than-temporarily impaired as of December 31, 2015.

Mortgage-Backed Debt Securities.  The unrealized losses on our investments in mortgage-backed securities relate to changes in interest rates and credit-related yield spreads since time of purchase.  We do not intend to sell the investments and it is not likely that we will be required to sell these investments before recovery of their amortized cost basis.  We do not consider these investments to be other-than-temporarily impaired as of December 31, 2015.

Equity Securities.  The unrealized losses on our investments in equity securities relate to inherent risks of individual holdings and/or their respective sectors. We do not consider these investments to be other-than-temporarily impaired as of December 31, 2015.

The cost basis and fair value of the available-for-sale debt securities at December 31, 2015, by contractual maturity, is shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to prepay and creditors may have the right to call obligations.

	December 31, 2015
(Millions of dollars)	Cost Basis	Fair Value
Due in one year or less	$124	$124
Due after one year through five years	709	716
Due after five years through ten years	49	50
Due after ten years	28	28
U.S. governmental agency mortgage-backed securities	291	292
Residential mortgage-backed securities	12	12
Commercial mortgage-backed securities	59	61
Total debt securities – available-for-sale	$1,272	$1,283

Sales of Securities:
	Years Ended December 31,
(Millions of dollars)	2015	2014	2013
Proceeds from the sale of available-for-sale securities	$351	$434	$449
Gross gains from the sale of available-for-sale securities	$64	$38	$22
Gross losses from the sale of available-for-sale securities	$2	$2	$2

12.	Postemployment benefit plans

We provide defined benefit pension plans, defined contribution plans and/or other postretirement benefit plans (retirement health care and life insurance) to employees in many of our locations throughout the world. Our defined benefit pension plans provide a benefit based on years of service and/or the employee’s average earnings near retirement. Our defined contribution plans allow employees to contribute a portion of their salary to help save for retirement, and in certain cases, we provide a matching contribution. The benefit obligation related to our non-U.S. defined benefit pension plans are for employees located primarily in Europe, Japan and Brazil. For other postretirement benefits, substantially all of our benefit obligation is for employees located in the United States.

Our U.S. defined benefit pension plans for support and management employees were frozen for certain employees on December 31, 2010, and will freeze for remaining employees on December 31, 2019. On the respective transition dates employees move to a retirement benefit that provides a frozen pension benefit and a 401(k) plan that will include a matching contribution and a new annual employer contribution.

As discussed in Note 26, during 2015 the company offered a voluntary retirement enhancement program to qualifying U.S. employees. This voluntary program impacted employees participating in certain U.S. pension and other postretirement benefit plans and resulted in a curtailment loss of $82 million, recognized in Other operating (income) expenses in Statement 1.

At December 31, 2015, we changed our method for calculating the service and interest cost components of net periodic benefit cost. Historically, these components were determined utilizing a single weighted-average discount rate based on a yield curve used to measure the benefit obligation at the beginning of the period. Beginning in 2016, we have elected to utilize a full yield curve approach in the estimation of the service and interest costs by applying the specific spot rates along the yield curve used in the determination of the benefit obligation to the relevant projected cash flows. We have made this change to provide a more precise measurement of service and interest costs by improving the correlation between the projected cash flows to the corresponding spot rates along the yield curve. This change will have no impact on our year-end defined benefit pension and other postretirement benefit liabilities and will be accounted for prospectively as a change in accounting estimate.

A.	Benefit obligations

	U.S. Pension Benefits		Non-U.S. Pension Benefits		Other Postretirement Benefits
(Millions of dollars)	2015	2014	2015	2014	2015	2014
Change in benefit obligation:
Benefit obligation, beginning of year	$16,249	$14,419	$4,801	$4,609	$4,938	$4,784
Service cost	181	157	110	109	101	82
Interest cost	608	648	146	185	181	213
Plan amendments	—	—	—	—	3	(1)
Actuarial losses (gains)	(384)	1,994	(152)	570	(625)	193
Foreign currency exchange rates	—	—	(307)	(402)	(43)	(27)
Participant contributions	—	—	8	9	52	61
Benefits paid - gross	(890)	(963)	(191)	(206)	(345)	(377)
Less: federal subsidy on benefits paid	—	—	—	—	11	14
Curtailments, settlements and termination benefits	28	(6)	(60)	(53)	40	(4)
Acquisitions, divestitures and other	—	—	—	(20)	—	—
Benefit obligation, end of year	$15,792	$16,249	$4,355	$4,801	$4,313	$4,938
Accumulated benefit obligation, end of year	$15,550	$15,701	$4,024	$4,408

Weighted-average assumptions used to determine benefit obligation:
Discount rate	4.2%	3.8%	3.2%	3.3%	4.1%	3.9%
Rate of compensation increase	4.0%	4.0%	3.8%	4.0%	4.0%	4.0%

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

(Millions of dollars)	One-percentage- point increase	One-percentage- point decrease
Effect on 2015 service and interest cost components of other postretirement benefit cost	$37	$(6)
Effect on accumulated postretirement benefit obligation	$244	$(202)

B.	Plan assets

	U.S. Pension Benefits		Non-U.S. Pension Benefits		Other Postretirement Benefits
(Millions of dollars)	2015	2014	2015	2014	2015	2014
Change in plan assets:
Fair value of plan assets, beginning of year	$12,530	$12,395	$4,100	$3,949	$776	$822
Actual return on plan assets	(225)	849	107	493	3	75
Foreign currency exchange rates	—	—	(234)	(338)	—	—
Company contributions	30	255	156	265	164	195
Participant contributions	—	—	8	9	52	61
Benefits paid	(890)	(963)	(191)	(206)	(345)	(377)
Settlements and termination benefits	(5)	(6)	(56)	(50)	—	—
Acquisitions, divestitures and other	—	—	—	(22)	—	—
Fair value of plan assets, end of year	$11,440	$12,530	$3,890	$4,100	$650	$776

In general, our strategy for both the U.S. and non-U.S. pensions includes further aligning our investments to our liabilities, while reducing risk in our portfolio. The current U.S. pension target asset allocations are 45 percent equities and 55 percent fixed income. These target allocations will be revisited periodically to ensure that they reflect our overall objectives. The non-U.S. pension weighted-average target allocations are 41 percent equities, 51 percent fixed income, 5 percent real estate and 3 percent other.  The target allocations for each plan vary based upon local statutory requirements, demographics of plan participants and funded status.  The non-U.S. plan assets are primarily invested in non-U.S. securities.

Our target allocations for the other postretirement benefit plans are 70 percent equities and 30 percent fixed income.

The U.S. plans are rebalanced to plus or minus 5 percentage points of the target asset allocation ranges on a monthly basis.  The frequency of rebalancing for the non-U.S. plans varies depending on the plan. As a result of our diversification strategies, there are no significant concentrations of risk within the portfolio of investments.

The use of certain derivative instruments is permitted where appropriate and necessary for achieving overall investment policy objectives.  The plans do not engage in derivative contracts for speculative purposes.

The accounting guidance on fair value measurements specifies a fair value hierarchy based upon the observability of inputs used in valuation techniques (Level 1, 2 and 3).  See Note 18 for a discussion of the fair value hierarchy.

Fair values are determined as follows:

•	Equity securities are primarily based on valuations for identical instruments in active markets.

•	Fixed income securities are primarily based upon models that take into consideration such market-based factors as recent sales, risk-free yield curves and prices of similarly rated bonds.

•	Real estate is stated at the fund’s net asset value or at appraised value.

•	Cash, short-term instruments and other are based on the carrying amount, which approximates fair value, or the fund’s net asset value.

The fair value of the pension and other postretirement benefit plan assets by category is summarized below:

	December 31, 2015
(Millions of dollars)	Level 1	Level 2	Level 3	Measured at NAV	Total Assets at Fair Value
U.S. Pension
Equity securities:
U.S. equities	$2,976	$—	$4	$168	$3,148
Non-U.S. equities	2,044	5	1	—	2,050

Fixed income securities:
U.S. corporate bonds	—	3,872	42	132	4,046
Non-U.S. corporate bonds	—	575	—	—	575
U.S. government bonds	—	526	—	—	526
U.S. governmental agency mortgage-backed securities	—	627	—	—	627
Non-U.S. government bonds	—	65	—	—	65

Real estate	—	—	—	9	9

Cash, short-term instruments and other	157	169	3	65	394
Total U.S. pension assets	$5,177	$5,839	$50	$374	$11,440

	December 31, 2014
(Millions of dollars)	Level 1	Level 2	Level 3	Measured at NAV	Total Assets at Fair Value
U.S. Pension
Equity securities:
U.S. equities	$3,713	$1	$8	$153	$3,875
Non-U.S. equities	2,291	12	1	—	2,304

Fixed income securities:
U.S. corporate bonds	—	3,851	25	134	4,010
Non-U.S. corporate bonds	—	552	—	—	552
U.S. government bonds	—	528	—	—	528
U.S. governmental agency mortgage-backed securities	—	752	2	—	754
Non-U.S. government bonds	—	62	2	—	64

Real estate	—	—	—	9	9

Cash, short-term instruments and other	37	252	—	145	434
Total U.S. pension assets	$6,041	$6,010	$38	$441	$12,530

	December 31, 2015
(Millions of dollars)	Level 1	Level 2	Level 3	Measured at NAV	Total Assets at Fair Value
Non-U.S. Pension
Equity securities:
U.S. equities	$426	$—	$—	$118	$544
Non-U.S. equities	680	29	2	123	834
Global equities [1]	155	49	—	—	204

Fixed income securities:
U.S. corporate bonds	—	135	3	—	138
Non-U.S. corporate bonds	—	389	2	11	402
U.S. government bonds	—	64	—	—	64
Non-U.S. government bonds	—	1,083	—	—	1,083
Global fixed income [1]	—	166	—	175	341

Real estate	—	172	—	—	172

Cash, short-term instruments and other [2]	61	47	—	—	108
Total non-U.S. pension assets	$1,322	$2,134	$7	$427	$3,890

	December 31, 2014
(Millions of dollars)	Level 1	Level 2	Level 3	Measured at NAV	Total Assets at Fair Value
Non-U.S. Pension
Equity securities:
U.S. equities	$552	$—	$—	$—	$552
Non-U.S. equities	794	37	—	213	1,044
Global equities [1]	218	52	—	—	270

Fixed income securities:
U.S. corporate bonds	—	81	9	—	90
Non-U.S. corporate bonds	—	493	2	10	505
U.S. government bonds	—	1	—	—	1
Non-U.S. government bonds	—	836	—	—	836
Global fixed income [1]	—	185	—	178	363

Real estate	—	182	39	9	230

Cash, short-term instruments and other [2]	159	50	—	—	209
Total non-U.S. pension assets	$1,723	$1,917	$50	$410	$4,100

[1]	Includes funds that invest in both U.S. and non-U.S. securities.

[2]	Includes funds that invest in multiple asset classes, hedge funds and other.

	December 31, 2015
(Millions of dollars)	Level 1	Level 2	Level 3	Measured at NAV	Total Assets at Fair Value
Other Postretirement Benefits
Equity securities:
U.S. equities	$296	$1	$—	$—	$297
Non-U.S. equities	136	—	—	—	136

Fixed income securities:
U.S. corporate bonds	—	83	—	4	87
Non-U.S. corporate bonds	—	18	—	—	18
U.S. government bonds	—	31	—	—	31
U.S. governmental agency mortgage-backed securities	—	45	—	—	45
Non-U.S. government bonds	—	4	—	—	4

Cash, short-term instruments and other	17	15	—	—	32
Total other postretirement benefit assets	$449	$197	$—	$4	$650

	December 31, 2014
(Millions of dollars)	Level 1	Level 2	Level 3	Measured at NAV	Total Assets at Fair Value
Other Postretirement Benefits
Equity securities:
U.S. equities	$392	$—	$—	$—	$392
Non-U.S. equities	158	1	—	—	159

Fixed income securities:
U.S. corporate bonds	—	99	—	4	103
Non-U.S. corporate bonds	—	17	—	—	17
U.S. government bonds	—	30	—	—	30
U.S. governmental agency mortgage-backed securities	—	50	—	—	50
Non-U.S. government bonds	—	3	—	—	3

Cash, short-term instruments and other	9	13	—	—	22
Total other postretirement benefit assets	$559	$213	$—	$4	$776

Below are roll-forwards of assets measured at fair value using Level 3 inputs for the years ended December 31, 2015 and 2014.  These instruments were valued using pricing models that, in management’s judgment, reflect the assumptions a market participant would use.

(Millions of dollars)	Equities	Fixed Income	Real Estate	Other
U.S. Pension
Balance at December 31, 2013	$12	$54	$—	$—
Unrealized gains (losses)	(6)	—	—	—
Realized gains (losses)	8	3	—	—
Purchases, issuances and settlements, net	(5)	(23)	—	—
Transfers in and/or out of Level 3	—	(5)	—	—
Balance at December 31, 2014	$9	$29	$—	$—
Unrealized gains (losses)	(1)	(1)	—	—
Realized gains (losses)	1	—	—	—
Purchases, issuances and settlements, net	(4)	16	—	2
Transfers in and/or out of Level 3	—	(2)	—	1
Balance at December 31, 2015	$5	$42	$—	$3

Non-U.S. Pension
Balance at December 31, 2013	$—	$21	$103	$—
Unrealized gains (losses)	—	(1)	(24)	—
Realized gains (losses)	—	—	22	—
Purchases, issuances and settlements, net	—	(1)	(62)	—
Transfers in and/or out of Level 3	—	(8)	—	—
Balance at December 31, 2014	$—	$11	$39	$—
Unrealized gains (losses)	—	(1)	(17)	—
Realized gains (losses)	—	—	15	—
Purchases, issuances and settlements, net	—	—	(37)	—
Transfers in and/or out of Level 3	2	(5)	—	—
Balance at December 31, 2015	$2	$5	$—	$—

C.	Funded status

The funded status of the plans, reconciled to the amount reported on Statement 3, is as follows:

	U.S. Pension Benefits		Non-U.S. Pension Benefits		Other Postretirement Benefits
(Millions of dollars)	2015	2014	2015	2014	2015	2014
End of Year
Fair value of plan assets	$11,440	$12,530	$3,890	$4,100	$650	$776
Benefit obligations	15,792	16,249	4,355	4,801	4,313	4,938
Over (under) funded status recognized in financial position	$(4,352)	$(3,719)	$(465)	$(701)	$(3,663)	$(4,162)

Components of net amount recognized in financial position:
Other assets (non-current asset)	$6	$3	$163	$144	$—	$—
Accrued wages, salaries and employee benefits (current liability)	(32)	(28)	(19)	(24)	(161)	(160)
Liability for postemployment benefits (non-current liability)	(4,326)	(3,694)	(609)	(821)	(3,502)	(4,002)
Net liability recognized	$(4,352)	$(3,719)	$(465)	$(701)	$(3,663)	$(4,162)

Amounts recognized in Accumulated other comprehensive income (pre-tax) consist of:
Prior service cost (credit)	$1	$2	$1	$9	$39	$(31)

The estimated amount of prior service cost (credit) that will be amortized from Accumulated other comprehensive income (loss) at December 31, 2015 into net periodic benefit cost (pre-tax) in 2016 are as follows:

(Millions of dollars)	U.S. Pension Benefits	Non-U.S. Pension Benefits	Other Postretirement Benefits
Prior service cost (credit)	$—	$—	$(30)

The following amounts relate to our pension plans with projected benefit obligations in excess of plan assets:

	U.S. Pension Benefits at Year-end		Non-U.S. Pension Benefits at Year-end
(Millions of dollars)	2015	2014	2015	2014
Projected benefit obligation	$15,734	$16,182	$1,818	$4,539
Accumulated benefit obligation	$15,493	$15,634	$1,657	$4,148
Fair value of plan assets	$11,377	$12,460	$1,190	$3,695

The following amounts relate to our pension plans with accumulated benefit obligations in excess of plan assets:

	U.S. Pension Benefits at Year-end		Non-U.S. Pension Benefits at Year-end
(Millions of dollars)	2015	2014	2015	2014
Projected benefit obligation	$15,734	$16,182	$1,363	$1,879
Accumulated benefit obligation	$15,493	$15,634	$1,320	$1,734
Fair value of plan assets	$11,377	$12,460	$793	$1,068

The accumulated postretirement benefit obligation exceeds plan assets for all of our other postretirement benefit plans for all years presented.

D.	Expected cash flow

Information about the expected cash flow for the pension and other postretirement benefit plans is as follows:

(Millions of dollars)	U.S. Pension Benefits	Non-U.S. Pension Benefits	Other Postretirement Benefits
Employer contributions:
2016 (expected)	$30	$120	$200

Expected benefit payments:
2016	$990	$220	$310
2017	990	170	320
2018	980	170	310
2019	980	170	310
2020	980	170	300
2021-2025	4,890	990	1,480
Total	$9,810	$1,890	$3,030

The above table reflects the total employer contributions and benefits expected to be paid from the plan or from company assets and does not include the participants’ share of the cost. The expected benefit payments for our other postretirement benefits include payments for prescription drug benefits. Medicare Part D subsidy amounts expected to be received by the company which will offset other postretirement benefit payments are as follows:

(Millions of dollars)	2016	2017	2018	2019	2020	2021-2025	Total
Other postretirement benefits	$15	$15	$20	$20	$20	$100	$190

E.	Net periodic cost

	U.S. Pension Benefits			Non-U.S. Pension Benefits			Other Postretirement Benefits
(Millions of dollars)	2015	2014	2013	2015	2014	2013	2015	2014	2013
Components of net periodic benefit cost:
Service cost	$181	$157	$196	$110	$109	$120	$101	$82	$108
Interest cost	608	648	581	146	185	166	181	213	195
Expected return on plan assets [1]	(890)	(943)	(826)	(273)	(271)	(224)	(56)	(58)	(56)
Other adjustments [2]	—	—	31	—	—	—	—	—	(22)
Curtailments and termination benefits [3]	32	—	(2)	(1)	2	(24)	27	(4)	—
Amortization of:
Transition obligation (asset)	—	—	—	—	—	—	—	—	2
Prior service cost (credit) [4]	1	17	18	—	—	1	(54)	(55)	(73)
Actuarial loss (gain)	732	2,088	(2,348)	8	345	(345)	(561)	191	(748)
Total cost (benefit) included in operating profit	$664	$1,967	$(2,350)	$(10)	$370	$(306)	$(362)	$369	$(594)

Other changes in plan assets and benefit obligations recognized in other comprehensive income (pre-tax):
Current year prior service cost (credit)	$—	$—	$—	$(8)	$(4)	$(7)	$16	(2)	$2
Amortization of prior service (cost) credit	(1)	(17)	(18)	—	—	(1)	54	55	73
Amortization of transition (obligation) asset	—	—	—	—	—	—	—	—	(2)
Total recognized in other comprehensive income	(1)	(17)	(18)	(8)	(4)	(8)	70	53	73
Total recognized in net periodic cost and other comprehensive income	$663	$1,950	$(2,368)	$(18)	$366	$(314)	$(292)	$422	$(521)

Weighted-average assumptions used to determine net cost:
Discount rate	3.8%	4.6%	3.7%	3.3%	4.1%	3.7%	3.9%	4.6%	3.7%
Expected rate of return on plan assets [5]	7.4%	7.8%	7.8%	6.8%	6.9%	6.8%	7.8%	7.8%	7.8%
Rate of compensation increase	4.0%	4.0%	4.5%	4.0%	4.2%	3.9%	4.0%	4.0%	4.4%

[1]	Expected return on plan assets developed using the fair value of plan assets.

[2]	Charge to recognize a previously unrecorded liability related to a subsidiary's pension plans and an adjustment to other postretirement benefits related to certain other benefits.

[3]	Curtailments and termination benefits were recognized in Other operating (income) expenses in Statement 1.

[4]
Prior service cost (credit) for both pension and other postretirement benefits are generally amortized using the straight-line method over the average remaining service period of active employees expected to receive benefits from the plan. For pension plans in which all or almost all of the plan's participants are inactive and other postretirement benefit plans in which all or almost all of the plan's participants are fully eligible for benefits under the plan, prior service cost (credit) are amortized using the straight-line method over the remaining life expectancy of those participants.

[5]	The weighted-average rates for 2016 are 6.9 percent and 6.1 percent for U.S. and non-U.S. pension plans, respectively.

The assumed discount rate is used to discount future benefit obligations back to today’s dollars.  The U.S. discount rate is based on a benefit cash flow-matching approach and represents the rate at which our benefit obligations could effectively be settled as of our measurement date, December 31.  The benefit cash flow-matching approach involves analyzing Caterpillar’s projected cash flows against a high quality bond yield curve, calculated using a wide population of corporate Aa bonds available on the measurement date.  The very highest and lowest yielding bonds (top and bottom 10 percent) are excluded from the analysis.  A similar process is used to determine the assumed discount rate for our most significant non-U.S. plans. This rate is sensitive to changes in interest rates. A decrease in the discount rate would increase our obligation and future expense.

Our U.S. expected long-term rate of return on plan assets is based on our estimate of long-term passive returns for equities and fixed income securities weighted by the allocation of our pension assets. Based on historical performance, we increase the passive returns due to our active management of the plan assets. To arrive at our expected long-term return, the amount added for active management was 0.95 percent for 2015 and 1 percent for 2014 and 2013.  A similar process is used to determine this rate for our non-U.S. plans.

The assumed health care trend rate represents the rate at which health care costs are assumed to increase. We assumed a weighted-average increase of 6.6 percent in our calculation of 2015 benefit expense.  We expect a weighted-average increase of 6.5 percent during 2016.  The 2016 rates are assumed to decrease gradually to the ultimate health care trend rate of 5 percent in 2021. This rate represents 3 percent general inflation plus 2 percent additional health care inflation.

F.	Other postemployment benefit plans

We offer long-term disability benefits, continued health care for disabled employees, survivor income benefit insurance and supplemental unemployment benefits to substantially all U.S. employees.

G.	Defined contribution plans

We have both U.S. and non-U.S. employee defined contribution plans to help employees save for retirement. Our primary U.S. 401(k) plan allows eligible employees to contribute a portion of their cash compensation to the plan on a tax-deferred basis. Employees with frozen defined benefit pension accruals are eligible for matching contributions equal to 100 percent of employee contributions to the plan up to 6 percent of cash compensation and an annual employer contribution that ranges from 3 to 5 percent of cash compensation (depending on years of service and age). Employees that are still accruing benefits under a defined benefit pension plan are eligible for matching contributions equal to 50 percent of employee contributions up to 6 percent of cash compensation. These 401(k) plans include various investments funds, including a non-leveraged employee stock ownership plan (ESOP). As of December 31, 2015 and 2014 the ESOP held 26.4 million and 26.2 million shares, respectively. All of the shares held by the ESOP were allocated to participant accounts. Dividends paid to participants are automatically reinvested into company shares unless the participant elects to have all or a portion of the dividend paid to the participant. Various other U.S. and non-U.S. defined contribution plans allow eligible employees to contribute a portion of their salary to the plans, and in some cases, we provide a matching contribution to the funds.

Total company costs related to U.S. and non-U.S. defined contribution plans were as follows:

(Millions of dollars)	2015	2014	2013
U.S. plans	$267	$301	$308
Non-U.S. plans	76	85	64
	$343	$386	$372

H.	Summary of long-term liability:

	December 31,
(Millions of dollars)	2015	2014
Pensions:
U.S. pensions	$4,326	$3,694
Non-U.S. pensions	609	821
Total pensions	4,935	4,515
Postretirement benefits other than pensions	3,502	4,002
Other postemployment benefits	104	112
Defined contribution	302	334
	$8,843	$8,963

13.	Short-term borrowings

	December 31,
(Millions of dollars)	2015	2014
Machinery, Energy & Transportation:
Notes payable to banks	$9	$9
Commercial paper	—	—
	9	9
Financial Products:
Notes payable to banks	440	411
Commercial paper	5,811	3,688
Demand notes	707	600
	6,958	4,699
Total short-term borrowings	$6,967	$4,708

The weighted-average interest rates on short-term borrowings outstanding were:

	December 31,
	2015	2014
Notes payable to banks	9.2%	6.8%
Commercial paper	0.5%	0.3%
Demand notes	0.8%	0.8%

Please refer to Note 18 and Table III for fair value information on short-term borrowings.

14.	Long-term debt

In April 2015, the FASB issued accounting guidance which requires debt issuance costs to be presented in the balance sheet as a direct deduction from the carrying value of the associated debt liability. Prior to the issuance of the new guidance, debt issuance costs were required to be presented in the balance sheet as an asset. We have retrospectively adopted this guidance and as a result $80 million and $90 million of debt issuance costs have been reclassified from Other assets to Long-term debt due within one year and Long-term debt due after one year within our Consolidated Financial Position as of December 31, 2015 and December 31, 2014, respectively.

		December 31,
(Millions of dollars)	Effective Yield to Maturity [1]	2015	2014
Machinery, Energy & Transportation:
Notes—$500 million of 5.700% due 2016 [2]	5.80%	$—	$503
Notes—$1,250 million of 3.900% due 2021 [2]	4.01%	1,244	1,242
Notes—$759 million of 5.200% due 2041 [2]	5.27%	751	751
Debentures—$500 million of 1.500% due 2017 [2]	1.63%	499	499
Debentures—$900 million of 7.900% due 2018 [2]	7.98%	899	897
Debentures—$120 million of 9.375% due 2021	9.41%	120	120
Debentures—$500 million of 2.600% due 2022 [2]	2.70%	497	496
Debentures—$82 million of 8.000% due 2023	8.06%	82	82
Debentures—$1,000 million of 3.400% due 2024	3.46%	996	996
Debentures—$193 million of 6.625% due 2028 [2]	6.68%	192	192
Debentures—$242 million of 7.300% due 2031 [2]	7.38%	240	240
Debentures—$307 million of 5.300% due 2035 [2]	8.64%	212	210
Debentures—$460 million of 6.050% due 2036 [2]	6.12%	456	456
Debentures—$65 million of 8.250% due 2038 [2]	8.38%	64	64
Debentures—$160 million of 6.950% due 2042 [2]	7.02%	159	159
Debentures—$1,722 million of 3.803% due 2042 [2]	6.39%	1,198	1,179
Debentures—$500 million of 4.300% due 2044	4.39%	493	493
Debentures—$500 million of 4.750% due 2064	4.81%	494	493
Debentures—$246 million of 7.375% due 2097 [2]	7.51%	242	242
Capital lease obligations		77	85
Other		45	46
Total Machinery, Energy & Transportation		8,960	9,445
Financial Products:
Medium-term notes		15,679	17,255
Other		530	996
Total Financial Products		16,209	18,251
Total long-term debt due after one year		$25,169	$27,696

[1]	Effective yield to maturity includes the impact of discounts, premiums and debt issuance costs.

[2]
Redeemable at our option in whole or in part at any time at a redemption price equal to the greater of (i) 100% of the principal amount or (ii) the discounted present value of the notes or debentures, calculated in accordance with the terms of such notes or debentures.

All outstanding notes and debentures are unsecured and rank equally with one another.

On May 8, 2014, we issued $1.0 billion of 3.400% Senior Notes due 2024, $500 million of 4.300% Senior Notes due 2044, and $500 million of 4.750% Senior Notes due 2064.

Cat Financial's medium term notes are offered by prospectus and are issued through agents at fixed and floating rates. These notes have a weighted average interest rate of 2.4% with remaining maturities up to 12 years at December 31, 2015.

The aggregate amounts of maturities of long-term debt during each of the years 2016 through 2020, including amounts due within one year and classified as current, are:

	December 31,
(Millions of dollars)	2016	2017	2018	2019	2020
Machinery, Energy & Transportation	$517	$531	$907	$7	$8
Financial Products	5,362	5,866	4,154	2,531	1,125
	$5,879	$6,397	$5,061	$2,538	$1,133

Interest paid on short-term and long-term borrowings for 2015, 2014 and 2013 was $1,047 million, $1,109 million and $1,141 million respectively.

Please refer to Note 18 and Table III for fair value information on long-term debt.

15.	Credit commitments

	December 31, 2015
(Millions of dollars)	Consolidated	Machinery, Energy & Transportation	Financial Products
Credit lines available:
Global credit facilities	$10,500	$2,750	$7,750
Other external	3,745	176	3,569
Total credit lines available	14,245	2,926	11,319
Less: Commercial paper outstanding	(5,811)	—	(5,811)
Less: Utilized credit	(1,444)	(9)	(1,435)
Available credit	$6,990	$2,917	$4,073

We have three global credit facilities with a syndicate of banks totaling $10.50 billion (Credit Facility) available in the aggregate to both Caterpillar and Cat Financial for general liquidity purposes.  Based on management's allocation decision, which can be revised from time to time, the portion of the Credit Facility available to Machinery, Energy & Transportation as of December 31, 2015 was $2.75 billion. Our three Global Credit Facilities are:

•	The 364-day facility of $3.15 billion (of which $0.82 billion is available to Machinery, Energy & Transportation) expires in September 2016.

•	The three-year facility, as amended and restated in September 2015, of $2.73 billion (of which $0.72 billion is available to Machinery, Energy & Transportation) expires in September 2018.

•	The five-year facility, as amended and restated in September 2015, of $4.62 billion (of which $1.21 billion is available to Machinery, Energy & Transportation) expires in September 2020.

Other consolidated credit lines with banks as of December 31, 2015 totaled $3.75 billion. These committed and uncommitted credit lines, which may be eligible for renewal at various future dates or have no specified expiration date, are used primarily by our subsidiaries for local funding requirements.  Caterpillar or Cat Financial may guarantee subsidiary borrowings under these lines.

At December 31, 2015, Caterpillar's consolidated net worth was $14.95 billion, which was above the $9.00 billion required under the Credit Facility.  The consolidated net worth is defined as the consolidated stockholder's equity including preferred stock but excluding the pension and other postretirement benefits balance within Accumulated other comprehensive income (loss).

At December 31, 2015, Cat Financial's covenant interest coverage ratio was 2.05 to 1.  This is above the 1.15 to 1 minimum ratio, calculated as (1) profit excluding income taxes, interest expense and net gain/(loss) from interest rate derivatives to

(2) interest expense calculated at the end of each calendar quarter for the rolling four quarter period then most recently ended, required by the Credit Facility.

In addition, at December 31, 2015, Cat Financial's six-month covenant leverage ratio was 7.49 to 1 and year-end covenant leverage ratio was 7.93 to 1.  This is below the maximum ratio of debt to net worth of 10 to 1, calculated (1) on a monthly basis as the average of the leverage ratios determined on the last day of each of the six preceding calendar months and (2) at each December 31, required by the Credit Facility.

In the event Caterpillar or Cat Financial does not meet one or more of their respective financial covenants under the Credit Facility in the future (and are unable to obtain a consent or waiver), the syndicate of banks may terminate the commitments allocated to the party that does not meet its covenants.  Additionally, in such event, certain of Cat Financial's other lenders under other loan agreements where similar financial covenants or cross default provisions are applicable, may, at their election, choose to pursue remedies under those loan agreements, including accelerating the repayment of outstanding borrowings.  At December 31, 2015, there were no borrowings under the Credit Facility.

16.	Profit per share

Computations of profit per share:
(Dollars in millions except per share data)	2015	2014	2013
Profit for the period (A) [1]	$2,512	$2,452	$6,556
Determination of shares (in millions):
Weighted average number of common shares outstanding (B)	594.3	617.2	645.2
Shares issuable on exercise of stock awards, net of shares assumed to be purchased out of proceeds at average market price	7.0	11.7	13.4
Average common shares outstanding for fully diluted computation (C) [2]	601.3	628.9	658.6
Profit per share of common stock:
Assuming no dilution (A/B)	$4.23	$3.97	$10.16
Assuming full dilution (A/C) [2]	$4.18	$3.90	$9.95
Shares outstanding as of December 31 (in millions)	582.3	606.2	637.8

[1]	Profit attributable to common stockholders.

[2]	Diluted by assumed exercise of stock-based compensation awards using the treasury stock method.

SARs and stock options to purchase 22,169,133, 10,266,682 and 10,152,448 common shares were outstanding in 2015, 2014 and 2013, respectively, which were not included in the computation of diluted earnings per share because the effect would have been antidilutive.

In February 2007, the Board of Directors authorized the repurchase of $7.5 billion of Caterpillar common stock (the 2007 Authorization), and in December 2011, the 2007 Authorization was extended through December 2015. In April 2013, we entered into a definitive agreement with Citibank, N.A. to purchase shares of our common stock under an accelerated stock repurchase transaction (April 2013 ASR Agreement), which was completed in June 2013. In accordance with the terms of the April 2013 ASR Agreement, a total of 11.5 million shares of our common stock were repurchased at an aggregate cost to Caterpillar of $1.0 billion.

In July 2013, we entered into a definitive agreement with Société Générale to purchase shares of our common stock under an accelerated stock repurchase transaction (July 2013 ASR Agreement), which was completed in September 2013. In accordance with the terms of the July 2013 ASR Agreement, a total of 11.9 million shares of our common stock were repurchased at an aggregate cost to Caterpillar of $1.0 billion.

In January 2014, we completed the 2007 Authorization and entered into a definitive agreement with Citibank, N.A. to purchase shares of our common stock under an accelerated stock repurchase transaction (January 2014 ASR Agreement), which was completed in March 2014. In accordance with the terms of the January 2014 ASR Agreement, a total of approximately 18.1 million shares of our common stock were repurchased at an aggregate cost to Caterpillar of approximately $1.7 billion.

In January 2014, the Board approved a new authorization to repurchase up to $10.0 billion of Caterpillar common stock, which will expire on December 31, 2018. In July 2014, we entered into definitive agreements with Société Générale to purchase shares of our common stock under accelerated stock repurchase transactions (July 2014 ASR Agreements) which were completed in September 2014. In accordance with the terms of the July 2014 ASR Agreements, a total of approximately 23.7 million shares of our common stock were repurchased at an aggregate cost to Caterpillar of $2.5 billion.

In July 2015, we entered into a definitive agreement with Citibank, N.A. to purchase shares of our common stock under an accelerated stock repurchase transaction (July 2015 ASR Agreement), which was completed in September 2015. Pursuant to the terms of the July 2015 ASR Agreement, a total of approximately 19.6 million shares of our common stock were repurchased at an aggregate cost to Caterpillar of $1.5 billion. For the year ended December 31, 2015, a total of 25.8 million shares of our common stock were repurchased at an aggregate cost to Caterpillar of $2.0 billion. Through the end of 2015, approximately $4.5 billion of the $10.0 billion authorization was spent.

17.	Accumulated other comprehensive income (loss)

Comprehensive income and its components are presented in Statement 2. Changes in Accumulated other comprehensive income (loss), net of tax, included in Statement 4, consisted of the following:

(Millions of dollars)	Foreign currency translation	Pension and other postretirement benefits	Derivative financial instruments	Available-for-sale securities	Total
Balance at December 31, 2012	$417	$21	$(42)	$67	$463
Other comprehensive income (loss) before reclassifications	(254)	3	(4)	29	(226)
Amounts reclassified from accumulated other comprehensive (income) loss	—	(34)	41	(13)	(6)
Other comprehensive income (loss)	(254)	(31)	37	16	(232)
Balance at December 31, 2013	$163	$(10)	$(5)	$83	$231
Other comprehensive income (loss) before reclassifications	(1,155)	4	(118)	24	(1,245)
Amounts reclassified from accumulated other comprehensive (income) loss	—	(25)	4	(24)	(45)
Other comprehensive income (loss)	(1,155)	(21)	(114)	—	(1,290)
Balance at December 31, 2014	$(992)	$(31)	$(119)	$83	$(1,059)
Other comprehensive income (loss) before reclassifications	(961)	(3)	(19)	(10)	(993)
Amounts reclassified from accumulated other comprehensive (income) loss	—	(35)	88	(36)	17
Other comprehensive income (loss)	(961)	(38)	69	(46)	(976)
Balance at December 31, 2015	$(1,953)	$(69)	$(50)	$37	$(2,035)

The effect of the reclassifications out of Accumulated other comprehensive income (loss) on Statement 1 is as follows:

		Year ended December 31,
(Millions of dollars)	Classification of income (expense)	2015	2014	2013

Pension and other postretirement benefits:
Amortization of prior service credit (cost)	Note 12 [1]	$53	$38	$54
Amortization of transition asset (obligation)	Note 12 [1]	—	—	(2)
Reclassifications before tax		53	38	52
Tax (provision) benefit		(18)	(13)	(18)
Reclassifications net of tax		$35	$25	$34

Derivative financial instruments:
Foreign exchange contracts	Other income (expense)	$(127)	$5	$(57)
Interest rate contracts	Interest expense excluding Financial Products	(6)	(5)	—
Interest rate contracts	Other income (expense)	—	—	(3)
Interest rate contracts	Interest expense of Financial Products	(6)	(6)	(6)
Reclassifications before tax		(139)	(6)	(66)
Tax (provision) benefit		51	2	25
Reclassifications net of tax		$(88)	$(4)	$(41)

Available-for-sale securities:
Realized gain (loss) on sale of securities	Other income (expense)	$56	$35	$19
Tax (provision) benefit		(20)	(11)	(6)
Reclassifications net of tax		$36	$24	$13

Total reclassifications from Accumulated other comprehensive income (loss)		$(17)	$45	$6

1    Amounts are included in the calculation of net periodic benefit cost. See Note 12 for additional information.

18.	Fair value disclosures

A.	Fair value measurements

The guidance on fair value measurements defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants.  This guidance also specifies a fair value hierarchy based upon the observability of inputs used in valuation techniques.  Observable inputs (highest level) reflect market data obtained from independent sources, while unobservable inputs (lowest level) reflect internally developed market assumptions.  In accordance with this guidance, fair value measurements are classified under the following hierarchy:

•	Level 1 – Quoted prices for identical instruments in active markets.

•
Level 2 – Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs or significant value-drivers are observable in active markets.

•	Level 3 – Model-derived valuations in which one or more significant inputs or significant value-drivers are unobservable.

When available, we use quoted market prices to determine fair value, and we classify such measurements within Level 1.  In some cases where market prices are not available, we make use of observable market based inputs to calculate fair value, in which case the measurements are classified within Level 2.  If quoted or observable market prices are not available, fair value is based upon valuations in which one or more significant inputs are unobservable, including internally developed models that use, where possible, current market-based parameters such as interest rates, yield curves and currency rates.  These measurements are classified within Level 3.

Fair value measurements are classified according to the lowest level input or value-driver that is significant to the valuation.  A measurement may therefore be classified within Level 3 even though there may be significant inputs that are readily observable.

Fair value measurement includes the consideration of nonperformance risk.  Nonperformance risk refers to the risk that an obligation (either by a counterparty or Caterpillar) will not be fulfilled.  For financial assets traded in an active market (Level 1 and certain Level 2), the nonperformance risk is included in the market price.  For certain other financial assets and liabilities (certain Level 2 and Level 3), our fair value calculations have been adjusted accordingly.

Available-for-sale securities
Our available-for-sale securities, primarily at Insurance Services, include a mix of equity and debt instruments (see Note 11 for additional information).  Fair values for our U.S. treasury bonds and large capitalization value and smaller company growth equity securities are based upon valuations for identical instruments in active markets.  The fair value of our investment in a real estate investment trust (REIT) is based on the net asset value (NAV) of the investment. Fair values for other government bonds, corporate bonds and mortgage-backed debt securities are based upon models that take into consideration such market-based factors as recent sales, risk-free yield curves and prices of similarly rated bonds.

Derivative financial instruments
The fair value of interest rate swap derivatives is primarily based on models that utilize the appropriate market-based forward swap curves and zero-coupon interest rates to determine discounted cash flows.  The fair value of foreign currency and commodity forward, option and cross currency contracts is based on a valuation model that discounts cash flows resulting from the differential between the contract price and the market-based forward rate.

Assets and liabilities measured on a recurring basis at fair value, primarily related to Financial Products, included in Statement 3 as of December 31, 2015 and 2014 are summarized below:

	December 31, 2015
(Millions of dollars)	Level 1	Level 2	Level 3	Total Assets / Liabilities, at Fair Value
Assets
Available-for-sale securities
Government debt
U.S. treasury bonds	$9	$—	$—	$9
Other U.S. and non-U.S. government bonds	—	72	—	72

Corporate bonds
Corporate bonds	—	708	—	708
Asset-backed securities	—	129	—	129

Mortgage-backed debt securities
U.S. governmental agency	—	292	—	292
Residential	—	12	—	12
Commercial	—	61	—	61

Equity securities
Large capitalization value	273	—	—	273
REIT	—	—	25	25
Smaller company growth	54	—	—	54
Total available-for-sale securities	336	1,274	25	1,635

Derivative financial instruments, net	—	49	—	49
Total Assets	$336	$1,323	$25	$1,684

	December 31, 2014
(Millions of dollars)	Level 1	Level 2	Level 3	Total Assets / Liabilities, at Fair Value
Assets
Available-for-sale securities
Government debt
U.S. treasury bonds	$10	$—	$—	$10
Other U.S. and non-U.S. government bonds	—	94	—	94

Corporate bonds
Corporate bonds	—	693	—	693
Asset-backed securities	—	105	—	105

Mortgage-backed debt securities
U.S. governmental agency	—	294	—	294
Residential	—	15	—	15
Commercial	—	67	—	67

Equity securities
Large capitalization value	233	—	—	233
Smaller company growth	43	—	—	43
Total available-for-sale securities	286	1,268	—	1,554

Total Assets	$286	$1,268	$—	$1,554

Liabilities
Derivative financial instruments, net	$—	$86	$—	$86
Total Liabilities	$—	$86	$—	$86

The fair value of our REIT investment is measured based on NAV, which is considered a Level 3 input. A roll-forward of our REIT investment for the year ended December 31, 2015 is as follows:

(Millions of dollars)	REIT
Balance at December 31, 2014	$—
Purchases of securities	25
Sale of securities	—
Gains (losses) included in Accumulated other comprehensive income (loss)	—
Balance at December 31, 2015	$25

In addition to the amounts above, Cat Financial impaired loans are subject to measurement at fair value on a nonrecurring basis and are classified as Level 3 measurements. A loan is considered impaired when management determines that collection of contractual amounts due is not probable.  In these cases, an allowance for credit losses may be established based either on the present value of expected future cash flows discounted at the receivables' effective interest rate, or the fair value of the collateral for collateral-dependent receivables.  In determining collateral value, Cat Financial estimates the current fair market value of the collateral less selling costs. Cat Financial had impaired loans with a fair value of $91 million and $248 million for the years ended December 31, 2015 and 2014, respectively.

B.	Fair values of financial instruments

In addition to the methods and assumptions we use to record the fair value of financial instruments as discussed in the Fair value measurements section above, we used the following methods and assumptions to estimate the fair value of our financial instruments:

Cash and short-term investments
Carrying amount approximated fair value.

Restricted cash and short-term investments
Carrying amount approximated fair value.  Restricted cash and short-term investments are included in Prepaid expenses and other current assets in Statement 3.

Finance receivables
Fair value was estimated by discounting the future cash flows using current rates, representative of receivables with similar remaining maturities.

Wholesale inventory receivables
Fair value was estimated by discounting the future cash flows using current rates, representative of receivables with similar remaining maturities.

Short-term borrowings
Carrying amount approximated fair value.

Long-term debt
Fair value for fixed and floating rate debt was estimated based on quoted market prices.

Guarantees
The fair value of guarantees is based upon our estimate of the premium a market participant would require to issue the same guarantee in a stand-alone arms-length transaction with an unrelated party. If quoted or observable market prices are not available, fair value is based upon internally developed models that utilize current market-based assumptions.

Please refer to the table below for the fair values of our financial instruments.

TABLE III—Fair Values of Financial Instruments
	2015		2014
(Millions of dollars)	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Fair Value Levels	Reference
Assets at December 31,
Cash and short-term investments	$6,460	$6,460	$7,341	$7,341	1	Statement 3
Restricted cash and short-term investments	52	52	62	62	1	Statement 3
Available-for-sale securities	1,635	1,635	1,554	1,554	1, 2 & 3	Notes 11 & 19
Finance receivables–net (excluding finance leases 1)	16,515	16,551	16,426	16,159	3	Notes 6 & 19
Wholesale inventory receivables–net (excluding finance leases 1)	1,821	1,775	1,774	1,700	3	Notes 6 & 19
Foreign currency contracts–net	13	13	—	—	2	Notes 3 & 19
Interest rate swaps–net	48	48	71	71	2	Notes 3 & 19

Liabilities at December 31,
Short-term borrowings	6,967	6,967	4,708	4,708	1	Note 13
Long-term debt (including amounts due within one year):
Machinery, Energy & Transportation	9,477	10,691	9,955	11,973	2	Note 14
Financial Products	21,569	21,904	24,532	25,103	2	Note 14
Foreign currency contracts–net	—	—	143	143	2	Notes 3 & 19
Commodity contracts–net	12	12	14	14	2	Notes 3 & 19
Guarantees	12	12	12	12	3	Note 21

[1]	Total excluded items have a net carrying value at December 31, 2015 and 2014 of $6,452 million and $7,638 million, respectively.

19.	Concentration of credit risk

Financial instruments with potential credit risk consist primarily of trade and finance receivables and short-term and long-term investments. Additionally, to a lesser extent, we have a potential credit risk associated with counterparties to derivative contracts.

Trade receivables are primarily short-term receivables from independently owned and operated dealers and customers which arise in the normal course of business. We perform regular credit evaluations of our dealers and customers. Collateral generally is not required, and the majority of our trade receivables are unsecured. We do, however, when deemed necessary, make use of various devices such as security agreements and letters of credit to protect our interests. No single dealer or customer represents a significant concentration of credit risk.

Finance receivables and wholesale inventory receivables primarily represent receivables under installment sales contracts, receivables arising from leasing transactions and notes receivable. We generally maintain a secured interest in the equipment financed. No single customer or dealer represents a significant concentration of credit risk.

Short-term and long-term investments are held with high quality institutions and, by policy, the amount of credit exposure to any one institution is limited. Long-term investments, primarily included in Other assets in Statement 3, are comprised primarily of available-for-sale securities at Insurance Services.

For derivative contracts, collateral is generally not required of the counterparties or of our company.  The company generally enters into International Swaps and Derivatives Association (ISDA) master netting agreements within Machinery, Energy & Transportation and Financial Products that permit the net settlement of amounts owed under their respective derivative contracts.  Our exposure to credit loss in the event of nonperformance by the counterparties is limited to only those gains that we have recorded, but for which we have not yet received cash payment. The master netting agreements reduce the amount of loss the company would incur should the counterparties fail to meet their obligations.  At December 31, 2015 and 2014, the maximum exposure to credit loss was $105 million and $128 million, respectively, before the application of any master netting agreements.

Please refer to Note 18 and Table III above for fair value information.

20.	Operating leases

We lease certain computer and communications equipment, transportation equipment and other property through operating leases. Total rental expense for operating leases was $371 million, $391 million and $436 million for 2015, 2014 and 2013, respectively.

Minimum payments for operating leases having initial or remaining non-cancelable terms in excess of one year are:

Years ended December 31,
(Millions of dollars)
2016	2017	2018	2019	2020	Thereafter	Total
$237	$183	$140	$93	$68	$205	$926

21.	Guarantees and product warranty

Caterpillar dealer performance guarantees
We have provided an indemnity to a third-party insurance company for potential losses related to performance bonds issued on behalf of Caterpillar dealers.  The bonds have varying terms and are issued to insure governmental agencies against nonperformance by certain dealers.  We also provided guarantees to third-parties related to the performance of contractual obligations by certain Caterpillar dealers. These guarantees have varying terms and cover potential financial losses incurred by the third-parties resulting from the dealers’ nonperformance.

Customer loan guarantees
We provide loan guarantees to third-party lenders for financing associated with machinery purchased by customers. These guarantees have varying terms and are secured by the machinery. In addition, Cat Financial participates in standby letters of credit issued to third parties on behalf of their customers. These standby letters of credit have varying terms and beneficiaries and are secured by customer assets.

Supplier consortium performance guarantee
We have provided a guarantee to one of our customers in Brazil related to the performance of contractual obligations by a supplier consortium to which one of our Caterpillar subsidiaries is a member. The guarantee covers potential damages (some of them capped) incurred by the customer resulting from the supplier consortium’s non-performance. The guarantee will expire when the supplier consortium performs all its contractual obligations, which is expected to be completed in 2025.

Third party logistics business lease guarantees
We have provided guarantees to third-party lessors for certain properties leased by a third party logistics business, formerly Caterpillar Logistics Services LCC, in which we sold our 35 percent equity interest in the first quarter of 2015 (see Note 9). The guarantees are for the possibility that the third party logistics business would default on real estate lease payments. The guarantees were granted at lease inception and generally will expire at the end of the lease terms.

No significant loss has been experienced or is anticipated under any of these guarantees. At December 31, 2015 and 2014, the related liability was $12 million. The maximum potential amount of future payments (undiscounted and without reduction for any amounts that may possibly be recovered under recourse or collateralized provisions) we could be required to make under the guarantees at December 31 are as follows:

(Millions of dollars)	2015	2014
Caterpillar dealer performance guarantees	$216	$209
Customer loan guarantees	47	49
Supplier consortium performance guarantee	286	321
Third party logistics business lease guarantees	107	129
Other guarantees	25	32
Total guarantees	$681	$740

Cat Financial provides guarantees to repurchase certain loans of Caterpillar dealers from a special-purpose corporation (SPC) that qualifies as a variable interest entity.  The purpose of the SPC is to provide short-term working capital loans to Caterpillar dealers.  This SPC issues commercial paper and uses the proceeds to fund its loan program.  Cat Financial has a loan purchase agreement with the SPC that obligates Cat Financial to purchase certain loans that are not paid at maturity.  Cat Financial receives a fee for providing this guarantee, which provides a source of liquidity for the SPC.  Cat Financial is the primary beneficiary of the SPC as its guarantees result in Cat Financial having both the power to direct the activities that most significantly impact the SPC’s economic performance and the obligation to absorb losses, and therefore Cat Financial has consolidated the financial statements of the SPC.  As of December 31, 2015 and 2014, the SPC’s assets of $1,211 million and $1,086 million, respectively, were primarily comprised of loans to dealers, and the SPC’s liabilities of $1,210 million and $1,085 million, respectively, were primarily comprised of commercial paper.  The assets of the SPC are not available to pay Cat Financial's creditors. Cat Financial may be obligated to perform under the guarantee if the SPC experiences losses. No loss has been experienced or is anticipated under this loan purchase agreement.

Cat Financial is party to agreements in the normal course of business with selected customers and Caterpillar dealers in which they commit to provide a set dollar amount of financing on a pre-approved basis.  They also provide lines of credit to certain customers and Caterpillar dealers, of which a portion remains unused as of the end of the period.  Commitments and lines of credit generally have fixed expiration dates or other termination clauses. It has been Cat Financial's experience that not all commitments and lines of credit will be used. Management applies the same credit policies when making commitments and granting lines of credit as it does for any other financing.

Cat Financial does not require collateral for these commitments/lines, but if credit is extended, collateral may be required upon funding.  The amount of the unused commitments and lines of credit for dealers as of December 31, 2015 and 2014 was $12,920 million and $12,412 million, respectively.  The amount of the unused commitments and lines of credit for customers as of December 31, 2015 and 2014 was $3,567 million and $4,005 million, respectively.

Our product warranty liability is determined by applying historical claim rate experience to the current field population and dealer inventory.  Generally, historical claim rates are based on actual warranty experience for each product by machine model/engine size by customer or dealer location (inside or outside North America).  Specific rates are developed for each product shipment month and are updated monthly based on actual warranty claim experience.

(Millions of dollars)	2015	2014
Warranty liability, January 1	$1,426	$1,367
Reduction in liability (payments)	(874)	(1,071)
Increase in liability (new warranties)	802	1,130	[1]
Warranty liability, December 31	$1,354	$1,426

1 The increase in liability includes approximately $170 million for changes in estimates for pre-existing warranties due to higher than expected actual warranty claim experience.

22.	Environmental and legal matters

The Company is regulated by federal, state and international environmental laws governing our use, transport and disposal of substances and control of emissions. In addition to governing our manufacturing and other operations, these laws often impact the development of our products, including, but not limited to, required compliance with air emissions standards applicable to internal combustion engines. We have made, and will continue to make, significant research and development and capital expenditures to comply with these emissions standards.

We are engaged in remedial activities at a number of locations, often with other companies, pursuant to federal and state laws. When it is probable we will pay remedial costs at a site, and those costs can be reasonably estimated, the investigation, remediation, and operating and maintenance costs are accrued against our earnings. Costs are accrued based on consideration of currently available data and information with respect to each individual site, including available technologies, current applicable laws and regulations, and prior remediation experience. Where no amount within a range of estimates is more likely, we accrue the minimum. Where multiple potentially responsible parties are involved, we consider our proportionate share of the probable costs. In formulating the estimate of probable costs, we do not consider amounts expected to be recovered from insurance companies or others. We reassess these accrued amounts on a quarterly basis. The amount recorded for environmental remediation is not material and is included in Accrued expenses. We believe there is no more than a remote chance that a material amount for remedial activities at any individual site, or at all the sites in the aggregate, will be required.

On January 8, 2015, the Company received a grand jury subpoena from the U.S. District Court for the Central District of Illinois. The subpoena requests documents and information from the Company relating to, among other things, financial information concerning U.S. and non-U.S. Caterpillar subsidiaries (including undistributed profits of non-U.S. subsidiaries and the movement of cash among U.S. and non-U.S. subsidiaries). The Company has received additional subpoenas relating to this investigation requesting additional documents and information relating to, among other things, the purchase and resale of replacement parts by Caterpillar Inc. and non-U.S. Caterpillar subsidiaries, dividend distributions of certain non-U.S. Caterpillar subsidiaries, and Caterpillar SARL and related structures. The Company is cooperating with this investigation. The Company is unable to predict the outcome or reasonably estimate any potential loss; however, we currently believe that this matter will not have a material adverse effect on the Company’s consolidated results of operations, financial position or liquidity.

On September 12, 2014, the SEC notified the Company that it was conducting an informal investigation relating to Caterpillar SARL and related structures. On December 8, 2015, the Company was notified by the SEC that it concluded its investigation relating to Caterpillar SARL and related structures and that it did not intend to recommend an enforcement action.

On September 10, 2014, the SEC issued to Caterpillar a subpoena seeking information concerning the Company’s accounting for the goodwill relating to its acquisition of Bucyrus International Inc. in 2011 and related matters. The Company has received additional subpoenas relating to this investigation, and the Company is cooperating with the SEC regarding its ongoing investigation. The Company is unable to predict the outcome or reasonably estimate any potential loss; however, we currently believe that this matter will not have a material adverse effect on the Company's consolidated results of operations, financial position or liquidity.

On March 20, 2014, Brazil’s Administrative Council for Economic Defense (CADE) published a Technical Opinion which named 18 companies and over 100 individuals as defendants, including two subsidiaries of Caterpillar Inc., MGE - Equipamentos e Serviços Ferroviários Ltda. (MGE) and Caterpillar Brasil Ltda. The publication of the Technical Opinion opened CADE's official administrative investigation into allegations that the defendants participated in anticompetitive bid activity for the construction and maintenance of metro and train networks in Brazil. While companies cannot be held criminally liable for anticompetitive conduct in Brazil, criminal charges have been brought against two current employees of MGE and one former employee of MGE involving the same conduct alleged by CADE. The Company has responded to all requests for information from the authorities. The Company is unable to predict the outcome or reasonably estimate the potential loss; however, we currently believe that this matter will not have a material adverse effect on the Company's consolidated results of operations, financial position or liquidity.

On October 24, 2013, Progress Rail received a grand jury subpoena from the U.S. District Court for the Central District of California. The subpoena requests documents and information from Progress Rail, United Industries Corporation, a wholly-owned subsidiary of Progress Rail, and Caterpillar Inc. relating to allegations that Progress Rail conducted improper or unnecessary railcar inspections and repairs and improperly disposed of parts, equipment, tools and other items. In connection with this subpoena, Progress Rail was informed by the U.S. Attorney for the Central District of California that it is a target of a criminal investigation into potential violations of environmental laws and alleged improper business practices. The Company is cooperating with the authorities and is currently in discussions regarding a potential resolution of the matter. Although the Company believes a loss is probable, we currently believe that this matter will not have a material adverse effect on the Company's consolidated results of operations, financial position or liquidity.

In addition, we are involved in other unresolved legal actions that arise in the normal course of business. The most prevalent of these unresolved actions involve disputes related to product design, manufacture and performance liability (including claimed asbestos and welding fumes exposure), contracts, employment issues, environmental matters or intellectual property rights. The aggregate range of reasonably possible losses in excess of accrued liabilities, if any, associated with these unresolved legal actions is not material. In some cases, we cannot reasonably estimate a range of loss because there is insufficient information regarding the matter. However, we believe there is no more than a remote chance that any liability arising from these matters would be material. Although it is not possible to predict with certainty the outcome of these unresolved legal actions, we believe that these actions will not individually or in the aggregate have a material adverse effect on our consolidated results of operations, financial position or liquidity.

23.	Segment information

A.	Basis for segment information

Our Executive Office is comprised of five Group Presidents, a Senior Vice President, an Executive Vice President and a CEO. Group Presidents are accountable for a related set of end-to-end businesses that they manage.  The Senior Vice President leads the Caterpillar Enterprise System Group and the Executive Vice President leads the Law and Public Policy Division. The CEO allocates resources and manages performance at the Group President level.  As such, the CEO serves as our Chief Operating Decision Maker and operating segments are primarily based on the Group President reporting structure.

Three of our operating segments, Construction Industries, Resource Industries and Energy & Transportation are led by Group Presidents.  One operating segment, Financial Products, is led by a Group President who also has responsibility for Corporate Services.  Corporate Services is a cost center primarily responsible for the performance of certain support functions globally and to provide centralized services; it does not meet the definition of an operating segment. One Group President leads two smaller operating segments that are included in the All Other operating segments. The Caterpillar Enterprise System Group and Law and Public Policy Division are cost centers and do not meet the definition of an operating segment.

Effective January 1, 2016, we made the following changes to segment reporting. These changes were made to reflect changes in organizational accountabilities and refinements to our internal reporting.

•	Responsibility for remanufacturing of Cat engines and components and remanufacturing services for other companies moved from the All Other operating segments to Energy & Transportation.

•
Responsibility for business strategy, product management, development, manufacturing, marketing and product support for forestry and paving products moved from the All Other operating segments to Construction Industries.

•
Responsibility for business strategy, product management, development, manufacturing, marketing and product support for industrial and waste products moved from the All Other operating segments to Resource Industries.

•	Responsibility for sales and product support of on-highway vocational trucks for North America moved from the All Other operating segments to Energy & Transportation.

•
Internal charges for component manufacturing and logistics services provided by All Other operating segments to Construction Industries, Resource Industries and Energy & Transportation in excess of cost have been adjusted to approximate cost, resulting in a reduction in profit in the All Other operating segments and corresponding increases in profit in the other three segments.

•
Costs that previously had been included in Corporate costs, primarily for company-wide strategies such as information technology and manufacturing process transformation, have been included in the ME&T operating segments that benefit from the costs.

Segment information for 2015, 2014 and 2013 has been retrospectively adjusted to conform to the 2016 presentation.

 B.             Description of segments

We have six operating segments, of which four are reportable segments.  Following is a brief description of our reportable segments and the business activities included in the All Other operating segments:

Construction Industries:  A segment primarily responsible for supporting customers using machinery in infrastructure, forestry and building construction applications. Responsibilities include business strategy, product design, product management and development, manufacturing, marketing and sales and product support. The product portfolio includes backhoe loaders, small wheel loaders, small track-type tractors, skid steer loaders, multi-terrain loaders, mini excavators, compact wheel loaders, telehandlers, select work tools, small, medium and large track excavators, wheel excavators, medium wheel loaders, compact track loaders, medium track-type tractors, track-type loaders, motor graders, pipelayers, forestry products, paving products and related parts. In addition, Construction Industries has responsibility for an integrated manufacturing cost center. Inter-segment sales are a source of revenue for this segment.

Resource Industries:  A segment primarily responsible for supporting customers using machinery in mining, quarry, waste, and material handling applications. Responsibilities include business strategy, product design, product management and development, manufacturing, marketing and sales and product support. The product portfolio includes large track-type tractors, large mining trucks, hard rock vehicles, longwall miners, electric rope shovels, draglines, hydraulic shovels, track and rotary drills, highwall miners, large wheel loaders, off-highway trucks, articulated trucks, wheel tractor scrapers, wheel dozers, landfill compactors, soil compactors, material handlers, continuous miners, scoops and haulers, hardrock continuous mining systems, select work tools, machinery components, electronics and control systems and related parts. Resource Industries also manages areas that provide services to other parts of the company, including integrated manufacturing and research and development. In addition, segment profit includes the impact from divestiture of portions of the Bucyrus distribution business. Inter-segment sales are a source of revenue for this segment.

Energy & Transportation:  A segment primarily responsible for supporting customers using reciprocating engines, turbines, diesel-electric locomotives and related parts across industries serving power generation, industrial, oil and gas and transportation applications, including marine and rail-related businesses. Responsibilities include business strategy, product design, product management, development, manufacturing, marketing, sales and product support of turbines and turbine-related services, reciprocating engine powered generator sets, integrated systems used in the electric power generation industry, reciprocating engines and integrated systems and solutions for the marine and oil and gas industries; reciprocating engines supplied to the industrial industry as well as Cat machinery; the remanufacturing of Cat engines and components and remanufacturing services for other companies; the business strategy, product design, product management, development, manufacturing, remanufacturing, leasing and service of diesel-electric locomotives and components and other rail-related products and services and product support of on-highway vocational trucks for North America. Inter-segment sales are a source of revenue for this segment.

Financial Products Segment:  Provides financing to customers and dealers for the purchase and lease of Caterpillar and other equipment, as well as some financing for Caterpillar sales to dealers.  Financing plans include operating and finance leases, installment sale contracts, working capital loans and wholesale financing plans. The segment also provides various forms of insurance to customers and dealers to help support the purchase and lease of our equipment.

All Other operating segments:  Primarily includes activities such as: the business strategy, product management, development, and manufacturing of filters and fluids, undercarriage, tires and rims, ground engaging tools, fluid transfer products, precision seals and rubber, and sealing and connecting components primarily for Cat products; parts distribution; distribution services responsible for dealer development and administration including a wholly-owned dealer in Japan, dealer portfolio management and ensuring the most efficient and effective distribution of machines, engines and parts; digital investments for new customer and dealer solutions that integrate data analytics with state-of-the art digital technologies while transforming the buying experience. Results for the All Other operating segments are included as a reconciling item between reportable segments and consolidated external reporting.

C.             Segment measurement and reconciliations

There are several methodology differences between our segment reporting and our external reporting.  The following is a list of the more significant methodology differences:

•
Machinery, Energy & Transportation segment net assets generally include inventories, receivables, property, plant and equipment, goodwill, intangibles, accounts payable, and customer advances.  Liabilities other than accounts payable and customer advances are generally managed at the corporate level and are not included in segment operations.  Financial Products Segment assets generally include all categories of assets.

•	Segment inventories and cost of sales are valued using a current cost methodology.

•
Goodwill allocated to segments is amortized using a fixed amount based on a 20 year useful life.  This methodology difference only impacts segment assets; no goodwill amortization expense is included in segment profit. In addition, only a portion of goodwill for certain acquisitions made in 2011 or later has been allocated to segments.

•
The present value of future lease payments for certain Machinery, Energy & Transportation operating leases is included in segment assets.  The estimated financing component of the lease payments is excluded.

•
Currency exposures for Machinery, Energy & Transportation are generally managed at the corporate level and the effects of changes in exchange rates on results of operations within the year are not included in segment profit.  The net difference created in the translation of revenues and costs between exchange rates used for U.S. GAAP reporting and exchange rates used for segment reporting is recorded as a methodology difference.

•	Stock-based compensation expense is not included in segment profit.

•
Postretirement benefit expenses are split; segments are generally responsible for service and prior service costs, with the remaining elements of net periodic benefit cost included as a methodology difference.

•
Machinery, Energy & Transportation segment profit is determined on a pretax basis and excludes interest expense and other income/expense items.  Financial Products Segment profit is determined on a pretax basis and includes other income/expense items.

Reconciling items are created based on accounting differences between segment reporting and our consolidated external reporting. Please refer to pages 76 to 81 for financial information regarding significant reconciling items.  Most of our reconciling items are self-explanatory given the above explanations.  For the reconciliation of profit, we have grouped the reconciling items as follows:

•	Corporate costs: These costs are related to corporate requirements primarily for compliance and legal functions for the benefit of the entire organization.

•
Restructuring costs:  Primarily costs for employee separation costs, long-lived asset impairments and contract terminations. In 2015, restructuring costs also include costs related to our restructuring programs. These costs were primarily for accelerated depreciation and inventory write-downs. A table, Reconciliation of Restructuring costs on page 78, has been included to illustrate how segment profit would have been impacted by the restructuring costs. See Note 26 for more information.

•	Methodology differences: See previous discussion of significant accounting differences between segment reporting and consolidated external reporting.

•
Timing:   Timing differences in the recognition of costs between segment reporting and consolidated external reporting. For example, certain costs are reported on the cash basis for segment reporting and the accrual basis for consolidated external reporting.

Segment Information
(Millions of dollars)
Reportable Segments:
	External sales and revenues	Inter- segment sales and revenues	Total sales and revenues	Depreciation and amortization	Segment profit	Segment assets at December 31	Capital expenditures
2015
Construction Industries	$17,797	$109	$17,906	$563	$1,865	$6,176	$276
Resource Industries	7,739	332	8,071	585	1	8,931	303
Energy & Transportation	18,519	2,877	21,396	690	3,390	8,769	869
Machinery, Energy & Transportation	$44,055	$3,318	$47,373	$1,838	$5,256	$23,876	$1,448
Financial Products Segment	3,078	—	3,078	848	809	35,729	1,465
Total	$47,133	$3,318	$50,451	$2,686	$6,065	$59,605	$2,913

2014
Construction Industries	$20,590	$124	$20,714	$599	$2,133	$7,342	$447
Resource Industries	9,134	428	9,562	657	565	9,854	277
Energy & Transportation	22,306	3,386	25,692	696	4,287	8,661	669
Machinery, Energy & Transportation	$52,030	$3,938	$55,968	$1,952	$6,985	$25,857	$1,393
Financial Products Segment	3,313	—	3,313	885	901	36,969	1,634
Total	$55,343	$3,938	$59,281	$2,837	$7,886	$62,826	$3,027

2013
Construction Industries	$19,690	$135	$19,825	$588	$1,341	$8,447	$736
Resource Industries	12,015	382	12,397	661	1,669	10,641	464
Energy & Transportation	20,781	2,882	23,663	690	3,563	8,843	830
Machinery, Energy & Transportation	$52,486	$3,399	$55,885	$1,939	$6,573	$27,931	$2,030
Financial Products Segment	3,224	—	3,224	789	990	36,940	1,806
Total	$55,710	$3,399	$59,109	$2,728	$7,563	$64,871	$3,836

Reconciliation of Sales and Revenues:
(Millions of dollars)	Machinery, Energy & Transportation	Financial Products	Consolidating Adjustments		Consolidated Total
2015
Total external sales and revenues from reportable segments	$44,055	$3,078	$—		$47,133
All Other operating segments	203	—	—		203
Other	(111)	101	(315)	[1]	(325)
Total sales and revenues	$44,147	$3,179	$(315)		$47,011

2014
Total external sales and revenues from reportable segments	$52,030	$3,313	$—		$55,343
All Other operating segments	236	—	—		236
Other	(124)	73	(344)	[1]	(395)
Total sales and revenues	$52,142	$3,386	$(344)		$55,184

2013
Total external sales and revenues from reportable segments	$52,486	$3,224	$—		$55,710
All Other operating segments	273	—	—		273
Other	(65)	78	(340)	[1]	(327)
Total sales and revenues	$52,694	$3,302	$(340)		$55,656

[1]	Elimination of Financial Products revenues from Machinery, Energy & Transportation.

Reconciliation of consolidated profit before taxes:
(Millions of dollars)	Machinery, Energy & Transportation	Financial Products	Consolidated Total
2015
Total profit from reportable segments	$5,256	$809	$6,065
All Other operating segments	(75)	—	(75)
Cost centers	20	—	20
Corporate costs	(600)	—	(600)
Timing	95	—	95
Restructuring costs	(881)	(17)	(898)
Methodology differences:
Inventory/cost of sales	(100)	—	(100)
Postretirement benefit expense	131	—	131
Stock-based compensation expense	(270)	(13)	(283)
Financing costs	(524)	—	(524)
Equity in (profit) loss of unconsolidated affiliated companies	(3)	—	(3)
Currency	(261)	—	(261)
Other income/expense methodology differences	(95)	—	(95)
Other methodology differences	(76)	43	(33)
Total consolidated profit before taxes	$2,617	$822	$3,439

2014
Total profit from reportable segments	$6,985	$901	$7,886
All Other operating segments	19	—	19
Cost centers	(12)	—	(12)
Corporate costs	(674)	—	(674)
Timing	(245)	—	(245)
Restructuring costs	(432)	—	(432)
Methodology differences:
Inventory/cost of sales	55	—	55
Postretirement benefit expense	(2,434)	—	(2,434)
Stock-based compensation expense	(242)	(12)	(254)
Financing costs	(502)	—	(502)
Equity in (profit) loss of unconsolidated affiliated companies	(8)	—	(8)
Currency	31	—	31
Other income/expense methodology differences	(249)	—	(249)
Other methodology differences	(49)	20	(29)
Total consolidated profit before taxes	$2,243	$909	$3,152

2013
Total profit from reportable segments	$6,573	$990	$7,563
All Other operating segments	2	—	2
Cost centers	16	—	16
Corporate costs	(510)	—	(510)
Timing	119	—	119
Restructuring costs	(200)	—	(200)
Methodology differences:
Inventory/cost of sales	(112)	—	(112)
Postretirement benefit expense	3,557	—	3,557
Stock-based compensation expense	(220)	(11)	(231)
Financing costs	(469)	—	(469)
Equity in (profit) loss of unconsolidated affiliated companies	6	—	6
Currency	(109)	—	(109)
Other income/expense methodology differences	(238)	—	(238)
Other methodology differences	(64)	41	(23)
Total consolidated profit before taxes	$8,351	$1,020	$9,371

Reconciliation of Restructuring costs:

As noted above, restructuring costs are a reconciling item between Segment profit and Consolidated profit before taxes. Had we included the amounts in the segments' results, the profit would have been as shown below:

Reconciliation of Restructuring costs:
(Millions of dollars)	Segment profit	Restructuring costs	Segment profit with restructuring costs
2015
Construction Industries	$1,865	$(123)	$1,742
Resource Industries	1	(305)	(304)
Energy & Transportation	3,390	(109)	3,281
Financial Products Segment	809	(17)	792
All Other operating segments	(75)	(129)	(204)
Total	$5,990	$(683)	$5,307

2014
Construction Industries	$2,133	$(314)	$1,819
Resource Industries	565	(72)	493
Energy & Transportation	4,287	(33)	4,254
Financial Products Segment	901	—	901
All Other operating segments	19	(6)	13
Total	$7,905	$(425)	$7,480

2013
Construction Industries	$1,341	$(54)	$1,287
Resource Industries	1,669	(105)	1,564
Energy & Transportation	3,563	(34)	3,529
Financial Products Segment	990	—	990
All Other operating segments	2	(4)	(2)
Total	$7,565	$(197)	$7,368

Reconciliation of Assets:
(Millions of dollars)	Machinery, Energy & Transportation	Financial Products	Consolidating Adjustments	Consolidated Total
2015
Total assets from reportable segments	$23,876	$35,729	$—	$59,605
All Other operating segments	1,405	—	—	1,405
Items not included in segment assets:
Cash and short-term investments	5,340	—	—	5,340
Intercompany receivables	1,087	—	(1,087)	—
Investment in Financial Products	3,888	—	(3,888)	—
Deferred income taxes	3,208	—	(793)	2,415
Goodwill and intangible assets	3,571	—	—	3,571
Property, plant and equipment – net and other assets	1,585	—	—	1,585
Operating lease methodology difference	(213)	—	—	(213)
Liabilities included in segment assets	8,017	—	—	8,017
Inventory methodology differences	(2,646)	—	—	(2,646)
Other	(567)	(93)	(77)	(737)
Total assets	$48,551	$35,636	$(5,845)	$78,342

2014
Total assets from reportable segments	$25,857	$36,969	$—	$62,826
All Other operating segments	1,548	—	—	1,548
Items not included in segment assets:
Cash and short-term investments	6,317	—	—	6,317
Intercompany receivables	1,185	—	(1,185)	—
Investment in Financial Products	4,488	—	(4,488)	—
Deferred income taxes	2,843	—	(633)	2,210
Goodwill and intangible assets	3,492	—	—	3,492
Property, plant and equipment – net and other assets	1,766	—	—	1,766
Operating lease methodology difference	(213)	—	—	(213)
Liabilities included in segment assets	9,851	—	—	9,851
Inventory methodology differences	(2,697)	—	—	(2,697)
Other	(390)	(143)	(69)	(602)
Total assets	$54,047	$36,826	$(6,375)	$84,498

2013
Total assets from reportable segments	$27,931	$36,940	$—	$64,871
All Other operating segments	1,550	—	—	1,550
Items not included in segment assets:
Cash and short-term investments	4,597	—	—	4,597
Intercompany receivables	1,219	—	(1,219)	—
Investment in Financial Products	4,798	—	(4,798)	—
Deferred income taxes	1,810	—	(498)	1,312
Goodwill and intangible assets	3,582	—	—	3,582
Property, plant and equipment – net and other assets	1,769	—	—	1,769
Operating lease methodology difference	(273)	—	—	(273)
Liabilities included in segment assets	10,370	—	—	10,370
Inventory methodology differences	(2,539)	—	—	(2,539)
Other	(211)	(162)	(111)	(484)
Total assets	$54,603	$36,778	$(6,626)	$84,755

Reconciliation of Depreciation and amortization:
(Millions of dollars)	Machinery, Energy & Transportation	Financial Products	Consolidated Total
2015
Total depreciation and amortization from reportable segments	$1,838	$848	$2,686
Items not included in segment depreciation and amortization:
All Other operating segments	205	—	205
Cost centers	154	—	154
Other	(33)	34	1
Total depreciation and amortization	$2,164	$882	$3,046

2014
Total depreciation and amortization from reportable segments	$1,952	$885	$2,837
Items not included in segment depreciation and amortization:
All Other operating segments	187	—	187
Cost centers	147	—	147
Other	(33)	25	(8)
Total depreciation and amortization	$2,253	$910	$3,163

2013
Total depreciation and amortization from reportable segments	$1,939	$789	$2,728
Items not included in segment depreciation and amortization:
All Other operating segments	199	—	199
Cost centers	149	—	149
Other	(14)	25	11
Total depreciation and amortization	$2,273	$814	$3,087

Reconciliation of Capital expenditures:
(Millions of dollars)	Machinery, Energy & Transportation	Financial Products	Consolidating Adjustments	Consolidated Total
2015
Total capital expenditures from reportable segments	$1,448	$1,465	$—	$2,913
Items not included in segment capital expenditures:
All Other operating segments	169	—	—	169
Cost centers	195	—	—	195
Timing	37	—	—	37
Other	(219)	194	(28)	(53)
Total capital expenditures	$1,630	$1,659	$(28)	$3,261

2014
Total capital expenditures from reportable segments	$1,393	$1,634	$—	$3,027
Items not included in segment capital expenditures:
All Other operating segments	192	—	—	192
Cost centers	181	—	—	181
Timing	21	—	—	21
Other	(146)	183	(79)	(42)
Total capital expenditures	$1,641	$1,817	$(79)	$3,379

2013
Total capital expenditures from reportable segments	$2,030	$1,806	$—	$3,836
Items not included in segment capital expenditures:
All Other operating segments	149	—	—	149
Cost centers	191	—	—	191
Timing	363	—	—	363
Other	(128)	105	(70)	(93)
Total capital expenditures	$2,605	$1,911	$(70)	$4,446

Enterprise-wide Disclosures:

Information about Geographic Areas:

				Property, plant and equipment - net
	External sales and revenues [1]			December 31,
(Millions of dollars)	2015	2014	2013	2015	2014
Inside United States	$19,218	$21,122	$18,579	$8,842	$8,714
Outside United States	27,793	34,062	37,077	7,248	7,863
Total	$47,011	$55,184	$55,656	$16,090	$16,577

[1]	Sales of Machinery, Energy & Transportation are based on dealer or customer location. Revenues from services provided are based on where service is rendered.

24.	Acquisitions

RDS Manufacturing, Inc.

In December 2015, we acquired 100 percent of the stock of RDS Manufacturing, Inc. (RDS). RDS, located in Broken Arrow, Oklahoma, is a privately owned manufacturer of highly engineered turbomachinery parts, primarily for the turbine engine and aerospace markets. The acquisition of RDS is expected to help grow our turbine business and deepen our manufacturing expertise. The purchase price, net of $1 million of acquired cash and $5 million of trade receivables due from Caterpillar, was approximately $85 million. We paid $74 million at closing with an additional $11 million to be paid in December 2017.

The transaction was financed with available cash. Tangible assets acquired of $28 million, recorded at their fair values, were primarily inventories of $12 million and property, plant and equipment of $16 million. Liabilities assumed as of the acquisition date were $2 million, which represented their fair values. Goodwill of $59 million, substantially all of which is deductible for income tax purposes, represented the excess of the consideration transferred over the net assets recognized and represented the estimated future economic benefits arising from other assets acquired that could not be individually identified and separately recognized. Factors that contributed to a purchase price resulting in the recognition of goodwill include RDS’s strategic fit into our manufacturing and product portfolio and the acquired assembled workforce. The results of the acquired business for the period from the acquisition date are included in the accompanying consolidated financial statements and are reported in the Energy & Transportation segment. Assuming this transaction had been made at the beginning of any period presented, the consolidated pro forma results would not be materially different from reported results.

Rail Product Solutions, Inc.

In October 2015, we acquired 100 percent of the stock in privately owned Rail Product Solutions, Inc. (RPS) from Amsted Rail Company, Inc. RPS is a leading North American provider of mission critical track fastening products and integrated fastening systems. The acquisition of RPS expands our portfolio of track related products and allows us to provide more comprehensive solutions to our customers. The purchase price was approximately $165 million, consisting of $166 million paid at closing less an estimated net working capital adjustment of $1 million anticipated to be finalized in 2016.

The transaction was financed with available cash. Tangible assets acquired of $41 million, recorded at their fair values, were primarily receivables of $9 million, inventories of $6 million, property, plant and equipment of $17 million and an investment in an unconsolidated affiliated company of $9 million. Finite-lived intangible assets acquired of $82 million were primarily customer relationships and are being amortized on a straight-line basis over a weighted average period of approximately 15 years. Liabilities assumed as of the acquisition date were $11 million, which represented their fair values. Goodwill of $53 million, substantially all of which is deductible for income tax purposes, represented the excess of the consideration transferred over the net assets recognized and represented the estimated future economic benefits arising from other assets acquired that could not be individually identified and separately recognized. Factors that contributed to a purchase price resulting in the recognition of goodwill include RPS’s strategic fit into our product and services portfolio and the acquired assembled workforce. The results of the acquired business for the period from the acquisition date are included in the accompanying consolidated financial statements and are reported in the Energy & Transportation segment. Assuming this transaction had been made at the beginning of any period presented, the consolidated pro forma results would not be materially different from reported results.

Johan Walter Berg AB

In September 2013, we acquired 100 percent of the stock of Johan Walter Berg AB (Berg). Berg is a leading manufacturer of mechanically and electrically driven propulsion systems and marine controls for ships. Headquartered in Öckerö Islands, Sweden, Berg has designed and manufactured heavy-duty marine thrusters and controllable pitch propellers since 1929. Its proprietary systems are employed in maritime applications throughout the world that require precise maneuvering and positioning. With the acquisition, Caterpillar will transition from selling only engines and generators to providing complete marine propulsion package systems. The purchase price, net of $9 million of acquired cash, was approximately $169 million. The purchase price included contingent consideration, payable in 2016. The contingent consideration was based on the revenues achieved by Berg in the period from January 1, 2013 to December 31, 2015 and had a fair value of approximately $7 million on the acquisition date. As of December 31, 2015, no payment is expected to be made.

The transaction was financed with available cash. Tangible assets as of the acquisition date were $82 million, recorded at their fair values, and primarily included cash of $9 million, receivables of $13 million, inventories of $32 million and property, plant and equipment of $28 million. Finite-lived intangible assets acquired of $70 million included developed technology, customer relationships and trade names. The finite lived intangible assets are being amortized on a straight-line basis over a weighted-average amortization period of approximately 11 years. Liabilities assumed as of the acquisition date were $87 million, recorded at their fair values, and primarily included accounts payable of $19 million, customer advances of $31 million and net deferred tax liabilities of $15 million. Goodwill of $113 million, non-deductible for income tax purposes, represented the excess of the consideration transferred over the net assets recognized and represented the estimated future economic benefits arising from other assets acquired that could not be individually identified and separately recognized. Factors that contributed to a purchase price resulting in the recognition of goodwill include Berg’s strategic fit into our product portfolio, the opportunity to provide worldwide support to marine operators for a complete, optimized propulsion package, and the acquired assembled workforce. The results of the acquired business for the period from the acquisition date are included in the accompanying consolidated financial statements and are reported in the Energy & Transportation segment. Assuming this transaction had been made at the beginning of any period presented, the consolidated pro forma results would not be materially different from reported results.

25.	Divestitures

Bucyrus Distribution Business Divestitures

In conjunction with our acquisition of Bucyrus in July 2011, we announced our intention to sell the Bucyrus distribution business to Caterpillar dealers that support mining customers around the world in a series of individual transactions.  Bucyrus predominantly employed a direct to end customer model to sell and support products. These transitions occurred in phases based on the mining business opportunity within each dealer territory and were substantially complete by the end of 2014.

The portions of the Bucyrus distribution business that were sold did not qualify as discontinued operations because Caterpillar has significant continuing direct cash flows from the Caterpillar dealers after the divestitures. The gain or loss on disposal, along with the continuing operations of these disposal groups, has been reported in the Resource Industries segment. Goodwill was allocated to each disposal group using the relative fair value method. The value of the customer relationship intangibles related to each portion of the Bucyrus distribution business was included in the disposal groups. The disposal groups were recorded at the lower of their carrying value or fair value less cost to sell. In 2014 and 2013, we recorded asset impairment charges of $4 million and $11 million respectively, related to disposal groups being sold to Caterpillar dealers. Fair value was determined based upon the negotiated sales price. The impairments were recorded in Other operating (income) expenses and included in the Resource Industries segment. The portions of the distribution business that were sold were not material to our results of operations, financial position or cash flow.

In 2014, we completed 32 sale transactions whereby we sold portions of the Bucyrus distribution business to Caterpillar dealers for an aggregate price of $199 million. For the full year 2014, after-tax profit was unfavorably impacted by $22 million as a result of the Bucyrus distribution divestiture activities. This is comprised of $21 million of income related to sales transactions, a net unfavorable adjustment of $14 million related to prior sale transactions (both included in Other operating (income) expenses), costs incurred related to the Bucyrus distribution divestiture activities of $25 million (included in Selling, general and administrative expenses) and income tax of $4 million.

Assets sold in 2014 included customer relationship intangibles of $82 million, other assets of $24 million, which consisted primarily of inventory and fixed assets, and allocated goodwill of $63 million related to the divested portions of the Bucyrus distribution business.

As part of the 2014 divestitures, Cat Financial provided $20 million of financing to two of the Caterpillar dealers.

In 2013, we completed 19 sale transactions whereby we sold portions of the Bucyrus distribution business to Caterpillar dealers for an aggregate price of $467 million. For the full year 2013, after-tax profit was unfavorably impacted by $39 million as a result of the Bucyrus distribution divestiture activities. This is comprised of $95 million of income related to sales transactions, a $34 million unfavorable adjustment due to a change in estimate to increase the reserve for parts returns related to prior sale transactions (both included in Other operating (income) expenses), costs incurred related to the Bucyrus distribution divestiture activities of $104 million (included in Selling, general and administrative expenses) and an income tax benefit of $4 million.

Assets sold in 2013 included customer relationship intangibles of $127 million, other assets of $65 million, which consisted primarily of inventory and fixed assets, and allocated goodwill of $56 million related to the divested portions of the Bucyrus distribution business.

As part of the 2013 divestitures, Cat Financial provided $132 million of financing to five of the Caterpillar dealers.

26.	Restructuring costs

Our accounting for employee separations is dependent upon how the particular program is designed. For voluntary programs, eligible separation costs are recognized at the time of employee acceptance unless the acceptance requires explicit approval by the Company. For involuntary programs, eligible costs are recognized when management has approved the program, the affected employees have been properly notified and the costs are estimable.

Restructuring costs for 2015, 2014 and 2013 were $898 million, $432 million and $200 million, respectively. The 2015 restructuring costs included $641 million of employee separation costs, $127 million of long-lived asset impairments and $82 million of defined benefit retirement plan curtailment losses and were recognized in Other operating (income) expense. In addition, in 2015 we incurred costs related to our restructuring programs of $48 million. These costs were primarily for accelerated depreciation and inventory write-downs and were recognized primarily in Cost of goods sold. The 2014 restructuring costs included $382 million of employee separation costs, $48 million of long-lived asset impairments and $2 million of defined benefit retirement plan curtailment losses. The 2013 restructuring costs included $151 million of employee separation costs, $41 million of long-lived asset impairments and $8 million of other costs. Restructuring costs for 2014 and 2013 were recognized in Other operating (income) expense.

The restructuring costs in 2015 were primarily related to several restructuring programs across the company. The restructuring costs in 2014 were primarily related to a reduction in workforce at our Gosselies, Belgium, facility. The most significant charges in 2013 were for the restructuring of management and support functions and the closure or downsizing of several facilities related to our mining business.

Restructuring costs are a reconciling item between Segment profit and Consolidated profit before taxes. See Note 23 for more information.

The following table summarizes the 2014 and 2015 employee separation activity:

(Millions of dollars)	Total
Liability balance at December 31, 2013	$89
Increase in liability (separation charges)	382
Reduction in liability (payments)	(289)
Liability balance at December 31, 2014	$182
Increase in liability (separation charges)	641
Reduction in liability (payments)	(340)
Liability balance at December 31, 2015	$483

In December 2013, we announced a restructuring plan for our Gosselies, Belgium, facility. This restructuring plan was designed to improve the competitiveness of our European manufacturing footprint and achieve competitiveness in our European operations by refocusing our current Gosselies operations on final machine assembly, test and paint with limited component and fabrication operations. This action includes reshaping our supply base for more efficient sourcing, improving factory efficiencies and workforce reductions and was approved by the Belgian Minister of Employment in February 2014. In 2014, we recognized $273 million of these separation-related charges. In 2015, we recognized $24 million of employee separation costs relating to this restructuring plan. We do not expect any further costs associated with this program.

In September 2015, we announced significant restructuring and cost reduction actions to lower our operating costs in response to current economic and business conditions. As part of that announcement, we offered a voluntary retirement enhancement program to qualifying U.S. employees, various voluntary separation programs outside of the U.S. and implemented additional involuntary separation programs throughout the company. We have eliminated approximately 5,000 positions since then, with about 3,000 employees separated by December 31, 2015 and the other 2,100 employees electing to take the voluntary retirement enhancement program in the U.S. and leave the company January 1, 2016. We incurred $379 million of employee separation costs and $82 million of defined benefit retirement plan curtailment losses related to these programs. Substantially all of the employee separation costs related to this program are included in the liability balance above and will be paid in the first quarter of 2016. The remaining liability balance as of December 31, 2015 represents costs for other employee separation programs, most of which are expected to be paid in 2016.

The remaining restructuring costs incurred during 2015 were primarily related to closure and consolidation of numerous manufacturing facilities throughout the company.

27.	Selected quarterly financial results (unaudited)

	2015 Quarter
(Dollars in millions except per share data)	1st	2nd	3rd	4th
Sales and revenues	$12,702	$12,317	$10,962	$11,030
Less: Revenues	(741)	(734)	(677)	(712)
Sales	11,961	11,583	10,285	10,318
Cost of goods sold	8,760	8,674	7,872	8,240
Gross margin	3,201	2,909	2,413	2,078
Profit (loss) [1]	$1,245	$802	$559	$(94)	[4,5]
Profit (loss) per common share	$2.06	$1.33	$0.95	$(0.16)
Profit (loss) per common share–diluted [2]	$2.03	$1.31	$0.94	$(0.16)	[3]

	2014 Quarter
	1st	2nd	3rd	4th
Sales and revenues	$13,241	$14,150	$13,549	$14,244
Less: Revenues	(748)	(759)	(791)	(744)
Sales	12,493	13,391	12,758	13,500
Cost of goods sold	9,366	10,127	9,563	11,662
Gross margin	3,127	3,264	3,195	1,838
Profit (loss) [1]	$1,014	$1,102	$1,158	$(822)	[6]
Profit (loss) per common share	$1.62	$1.76	$1.89	$(1.36)
Profit (loss) per common share–diluted [2]	$1.59	$1.73	$1.86	$(1.36)	[3]

Effective January 1, 2016, we changed our accounting principle for certain components of our defined benefit pension and other postretirement benefit plans (see Note 1.B). Previously reported numbers were as follows:

	2015 Quarter
(Dollars in millions except per share data)	1st	2nd	3rd	4th
Cost of goods sold	$8,843	$8,762	$7,954	$8,183
Gross margin	$3,118	$2,821	$2,331	$2,135
Profit (loss) [1]	$1,111	$710	$368	$(87)
Profit (loss) per common share	$1.84	$1.18	$0.63	$(0.15)
Profit (loss) per common share–diluted [2]	$1.81	$1.16	$0.62	$(0.15)	[3]

	2014 Quarter
	1st	2nd	3rd	4th
Cost of goods sold	$9,437	$10,197	$9,634	$10,499
Gross margin	$3,056	$3,194	$3,124	$3,001
Profit (loss) [1]	$922	$999	$1,017	$757
Profit (loss) per common share	$1.47	$1.60	$1.66	$1.25
Profit (loss) per common share–diluted [2]	$1.44	$1.57	$1.63	$1.23

[1]	Profit (loss) attributable to common stockholders.

[2]	Diluted by assumed exercise of stock-based compensation awards using the treasury stock method.

[3]	The assumed exercise of stock-based compensation awards was not considered because the impact would be anti-dilutive.

[4]	The fourth quarter of 2015 includes pre-tax restructuring costs of $679 million. See Note 26 for additional information on these costs.

[5]	The fourth quarter of 2015 includes pre-tax pension and other postretirement benefit plan actuarial losses of $214 million. See Note 12 for additional information on these costs.

[6]	The fourth quarter of 2014 includes pre-tax pension and other postretirement benefit plan actuarial losses of $2.634 billion. See Note 12 for additional information on these costs.